UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NETFLIX, INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2018

To the Stockholders of Netflix, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Netflix, Inc., a Delaware corporation (the “Company”), will be held on June 6, 2018 at 3:00 p.m. Pacific Time. You can attend the Annual Meeting via the internet, vote your shares electronically and submit your questions during the Annual Meeting, by visiting nflx.onlineshareholdermeeting.com (there is no physical location for the Annual Meeting). You will need to have your 16-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting. The Annual Meeting will be held for the following purposes:

1.	To elect four Class I directors to hold office until the 2021 Annual Meeting of Stockholders;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018;

3.	Advisory approval of the Company’s executive officer compensation;

4.	To consider six stockholder proposals, if properly presented at the Annual Meeting;

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These business items are described more fully in the Proxy Statement accompanying this Notice. Only stockholders who owned our common stock at the close of business on April 9, 2018 can vote at this meeting or any adjournments that may take place.

All stockholders are cordially invited to attend the meeting via the internet.

For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at the address of the Company’s executive offices noted above.

By order of the Board of Directors

David Hyman

General Counsel and Secretary

April 23, 2018

Los Gatos, California

YOUR VOTE IS IMPORTANT. PLEASE VOTE OVER THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING VIA THE INTERNET. IF YOU RECEIVED A PAPER PROXY CARD AND VOTING INSTRUCTIONS BY MAIL, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING VIA THE INTERNET.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2018: THIS PROXY STATEMENT, THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2018

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The attached proxy is solicited on behalf of the Board of Directors (the “Board”) of Netflix, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on June 6, 2018, at 3:00 p.m. Pacific Time (the “Annual Meeting”), or at any adjournment or postponement of this meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders and form of proxy. This year’s annual meeting will be held entirely via the internet. Stockholders may participate in the annual meeting by visiting the following website: nflx.onlineshareholdermeeting.com. To participate in the annual meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, the Company will mail, on or about April 23, 2018, a Notice of Internet Availability of Proxy Materials to stockholders of record and beneficial owners as of the close of business on April 9, 2018, referred to as the Record Date. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders will have the ability to access all of the proxy materials at http://ir.netflix.com/annuals.cfm. Should you request it, we will make paper copies of these proxy materials available free of charge. To request a copy, please send your request to the Company’s Secretary at the address listed below.

Our principal executive offices are located at 100 Winchester Circle, Los Gatos, California 95032, and our telephone number is (408) 540-3700. Our internet website address is www.netflix.com. You may find our SEC filings, including our annual reports on Form 10-K, on our Investor Relations website at http://ir.netflix.com/sec.cfm.

Revocability of Proxies

You may change your vote at any time prior to the vote at the Annual Meeting. If you are a stockholder of record as of the Record Date, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Company’s Secretary at the address above prior to your shares being voted, or by attending the Annual Meeting and voting via the internet. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting via the internet.

Voting and Solicitation

Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 434,692,559 shares of common stock outstanding and entitled to vote. Each holder of record of shares of common stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

You may vote via the internet by going to www.proxyvote.com and following the instructions on the screen. As explained in greater detail in the Notice of Internet Availability of Proxy Materials, to vote your shares, you may vote via the internet by visiting www.proxyvote.com and having available your 16-digit control number(s) contained on your Notice of Internet Availability of Proxy Materials. If you received your proxy materials by mail, you may vote by completing the enclosed proxy card, dating and signing it and returning it in the postage-paid envelope provided. You may vote via the internet or by phone up until 8:59 PM Pacific Time on June 5, 2018. If you vote by mail, your proxy card must be received by June 5, 2018. If you are a stockholder of record on the Record Date, you can participate in the Annual Meeting online at nflx.onlineshareholdermeeting.com and vote your shares during the Annual Meeting.

Properly delivered proxies will be voted at the Annual Meeting in accordance with the specifications made. Where no specifications are given, such proxies will be voted “FOR” all nominees, “FOR” proposals Two and Three, and “AGAINST” proposals Four through Nine. It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, any matter not described in this Proxy Statement is properly presented for action at the Annual Meeting, the persons named as proxies in the enclosed form of proxy will have authority to vote according to their own discretion.

The required quorum for the transaction of business at the Annual Meeting is the presence via the internet or by proxy of holders of a majority of the stock issued and outstanding and entitled to vote at the annual meeting as of the Record Date. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN,” referred to as the Votes Cast, are treated as being present at the Annual Meeting for purposes of establishing a quorum. An abstention will have the same effect as a vote against proposals Two through Nine. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to any proposal. Thus, a broker non-vote will not affect the outcome of the voting on proposals One through Eight. A failure to vote or a “broker non-vote”, will have the same effect as a vote against proposal Nine. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner.

If you hold your shares through a broker, bank or other nominee (“street name”) it is critical that you cast your vote if you want it to count in the election of directors (Proposal One of this Proxy Statement), advisory approval of executive officer compensation (Proposal Three of this Proxy Statement), or any of the stockholder proposals (Proposals Four through Nine of this Proxy Statement). Thus, if you hold your shares in “street name” and you do not instruct your bank or broker how to vote in the election of directors, no vote will be cast on your behalf on these proposals.

The cost of soliciting proxies will be borne by the Company. The Company may reimburse banks and brokers and other persons representing beneficial owners for their reasonable out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation. If you vote using the internet or by phone, you may incur data or telephone usage charges from internet access providers or phone companies. The Company will not reimburse those costs.

Stockholder Proposals

Proposals of stockholders that are intended to be presented at our 2019 Annual Meeting of Stockholders in the proxy materials for such meeting must comply with the requirements of SEC Rule 14a-8 and must be received by our Secretary no later than December 24, 2018 in order to be included in the Proxy Statement and proxy materials relating to our 2019 Annual Meeting of Stockholders. A stockholder proposal or a nomination for director or on any other matter that will not be included in our Proxy Statement and proxy materials, but that a stockholder intends to present via the internet at the meeting, must generally be submitted to our Secretary no earlier than February 7, 2019, and no later than March 9, 2019. Such proposal or nomination must also comply with the requirements set forth in our bylaws. Proposals and nominations should be mailed to: Netflix, Inc., 100 Winchester Circle, Los Gatos, California 95032, Attention: Secretary. Our bylaws have been filed with the SEC and are available at www.sec.gov.

PROPOSAL ONE	ELECTION OF DIRECTORS

Nominees

Four Class I directors, Richard N. Barton, Rodolphe Belmer, Bradford L. Smith and Anne M. Sweeney, are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Messrs. Barton, Belmer, Smith, and Ms. Sweeney, each of whom is currently a director of the Company. If Messrs. Barton, Belmer, Smith or Ms. Sweeney is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee designated by the Board to fill the vacancy. Messrs. Barton, Belmer, Smith and Ms. Sweeney each has agreed to serve as a director of the Company if elected. The term of the office of director elected at this Annual Meeting will continue until the Annual Meeting of Stockholders held in 2021 or until such director’s successor has been duly elected or appointed and qualified, or until their earlier resignation or removal.

Required Vote

The four nominees receiving the highest number of affirmative Votes Cast will each be elected as Class I directors.

Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED BELOW.

Nominee	Age	Principal Occupation

Richard N. Barton	50	Executive Chairman of the Board of Zillow Group, Inc.

Rodolphe Belmer	48	Chief Executive Officer of Eutelsat Communications S.A.

Bradford L. Smith	59	President and Chief Legal Officer of Microsoft Corp.

Anne M. Sweeney	60	Former Co-Chair, Disney Media Networks and President, Disney/ABC Television Group

Each nominee has extensive business experience, education and personal skills that qualifies him or her to serve as an effective Board member. The specific experience, qualifications and skills of Messrs. Barton, Belmer, Smith and Ms. Sweeney are set forth below. The Nominating Committee evaluates potential candidates for service on the Board. Mr. Belmer was recommended by executive officers of the Company as well as by entertainment and technology executives.

Richard N. Barton has served as one of the Company’s directors since 2002. In late 2004, Mr. Barton co-founded Zillow Group, Inc. where he is now Executive Chairman of the Board. Additionally, Mr. Barton is a Venture Partner with Benchmark Capital. In 1994, Mr. Barton founded Expedia, Inc. and was its President, Chief Executive Officer and director from November 1999 to March 2003. Mr. Barton was a director of InterActiveCorp from February 2003 until January 2005. Mr. Barton also serves as a director for Avvo, Inc., Glassdoor.com, and Liberty Interactive. Mr. Barton holds a B.S. in general engineering: industrial economics from Stanford University.

Having founded successful internet-based companies, Mr. Barton provides strategic and technical insight to the Board. As an executive chairman and director of other companies, Mr. Barton also brings managerial, operational and corporate governance experience to the Board. In addition, Mr. Barton brings experience with respect to marketing products to consumers through the internet.

Rodolphe Belmer has served as one of the Company’s directors since January 2018. Since March 2016, Mr. Belmer has served as CEO of Eutelsat, the leading satellite operator in Europe, the Middle East and Africa. He previously held several roles at Canal + Group, which he joined in 2001, most recently serving as its CEO from 2012 to 2015. Mr. Belmer began his career in the marketing department of Procter & Gamble France before joining McKinsey in 1998. He is a graduate of France’s HEC business school.

As a media executive located in France, Mr. Belmer brings a unique international perspective to the Board. In additional, his media experience and business acumen provides the Company with valuable insight as it expands its global operations.

Bradford L. Smith has served as one of the Company’s directors since March 2015. Mr. Smith has been with Microsoft since 1993 and became the general counsel and executive vice president of Legal and Corporate Affairs in 2002 and currently serves as the President and Chief Legal Officer. Prior to joining Microsoft he was an associate and then partner at the Washington, D.C.-based firm of Covington and Burling. Mr. Smith holds a BA in international relations and economics from Princeton University and a JD from Columbia University School of Law. He also studied international law and economics at the Graduate Institute of International Studies in Geneva.

With a leading role at Microsoft, Mr. Smith brings to the Board broad business and international experience on a variety of issues including government affairs and public policy.

Anne M. Sweeney has served as one of the Company’s directors since March 2015. Most recently, Ms. Sweeney was co-chair, Disney Media Networks, and president, Disney/ABC Television Group. Previously, Ms. Sweeney served as Chairman and CEO of the FX Networks, part of the Fox Entertainment Group of 21st Century Fox and spent more than 12 years at Viacom’s Nickelodeon network. Ms. Sweeney holds a BA from The College of New Rochelle and an Ed. M. from Harvard University.

Having held various senior positions with large entertainment companies, Ms. Sweeney brings broad strategic and operational experience to the Board. Her experience in the entertainment industry provides a unique business perspective to the Company as it builds its global internet TV network.

Directors Not Standing For Election

The members of the Board whose terms or directorships do not expire at the Annual Meeting and who are not standing for election at this year’s Annual Meeting are set forth below:

Name	Age	Class/Term Expiration

Timothy M. Haley	63	Class II/2019

Leslie Kilgore	52	Class II/2019

Ann Mather	58	Class II/2019

Susan Rice	53	Class II/2019

Reed Hastings	57	Class III/2020

Jay C. Hoag	59	Class III/2020

A. George (Skip) Battle	74	Class III/2020

Each of the directors has extensive business experience, education and personal skills in their respective fields that qualify them to serve as an effective Board member. The specific experience, qualifications and skills of each director is set forth below.

Timothy M. Haley has served as one of the Company’s directors since 1998. Mr. Haley is a co-founder of Redpoint Ventures, a venture capital firm, and has been a Managing Director of the firm since October 1999. Mr. Haley has been a Managing Director of Institutional Venture Partners, a venture capital firm, since February 1998. From June 1986 to February 1998, Mr. Haley was the President of Haley Associates, an executive recruiting firm in the high technology industry. Mr. Haley currently serves on the board of directors of several private companies. Mr. Haley holds a B.A. from Santa Clara University.

As a venture capital investor, Mr. Haley brings strategic and financial experience to the Board. He has evaluated, invested in and served as a board member on numerous companies. His executive recruiting background also provides the Board with insight into talent selection and management.

Leslie Kilgore has served as one of the Company’s directors since 2012. From 2010 to 2016, Ms. Kilgore was a director of LinkedIn Corporation and served as chair on its compensation committee. Ms. Kilgore served as the Company’s Chief Marketing Officer (formerly Vice President of Marketing) from 2000 until her resignation in February 2012. From February 1999 to March 2000, Ms. Kilgore served as Director of Marketing for Amazon.com, Inc., an internet retailer. Ms. Kilgore served as a brand manager for The Procter & Gamble Company, a manufacturer and marketer of consumer products, from August 1992 to February 1999. Ms. Kilgore holds an M.B.A. from the Stanford University Graduate School of Business and a B.S. from The Wharton School of Business at the University of Pennsylvania.

Ms. Kilgore’s numerous managerial positions provide strategic and operational experience to the Board. Her experience as a marketing executive with internet retailers and consumer product companies provides a unique business perspective. As the former Chief Marketing Officer of Netflix, Ms. Kilgore deeply understands the Netflix business and is able to bring years of marketing experience to the Board.

Ann Mather has served as one of the Company’s directors since 2010. Ms. Mather has also been a member of the board of directors of: Glu Mobile Inc., a publisher of mobile games, since September

2005 and serves on its nominating and governance committee; Google, Inc., since November 2005 and serves as chair of its audit committee; MGM Holdings Inc. (“MGM”), the independent, privately-held motion picture, television, home video, and theatrical production and distribution company, since 2010; Shutterfly, Inc., a manufacturer and digital retailer of personalized products and services, since May 2013; and Arista Networks, a provider of cloud networking services, since July 2013, and serves on its audit committee. Ms. Mather has also been an independent trustee to the Dodge & Cox Funds board of trustees since May 2011. Ms. Mather was previously a director of: Central European Media Enterprises Group, a developer and operator of national commercial television channels and stations in Central and Eastern Europe, from 2004 to 2009; Zappos.com, Inc., a privately held, online retailer, until it was acquired by Amazon.com, Inc. in 2009; Ariat International, Inc., a privately-held manufacturer of footwear for equestrian athletes, from 2005 to 2012; MoneyGram International, a global payment services company, and served as chair of its audit committee, from 2010 to 2013; and Solazyme, Inc., a renewable oil and bioproducts company, from 2011 to 2014. From 1999 to 2004, Ms. Mather was Executive Vice President and Chief Financial Officer of Pixar, a computer animation studio. Prior to her service at Pixar, Ms. Mather was Executive Vice President and Chief Financial Officer of Village Roadshow Pictures, the film production division of Village Roadshow Limited. From 1993 to 1999, she held various executive positions at The Walt Disney Company, including Senior Vice President of Finance and Administration for its Buena Vista International Theatrical Division. Ms. Mather was made an Honorary Fellow of Sidney Sussex College Cambridge in October 2016. Ms. Mather holds a Master of Arts degree from Cambridge University.

Ms. Mather’s numerous managerial positions and her service on several public company boards provides strategic, operational and corporate governance experience to the Board. Her experience as an executive with several major media companies provides unique business perspective. As a former chief financial officer and senior finance executive at major corporations and her service on the audit committee of several publicly traded companies, Ms. Mather brings financial and accounting expertise to the Board.

Susan Rice joined the Company’s Board of Directors in 2018. Ambassador Rice is a former US National Security Advisor and Ambassador to the United Nations. She is currently a Distinguished Visiting Research Fellow at American University’s School of International Service, Non-Resident Senior Fellow at the Belfer Center for Science and International Affairs at Harvard’s Kennedy School of Government, and Contributing Opinion Writer for the New York Times.

From 2013-2017, Ambassador Rice directed the National Security Council staff, chaired the Cabinet-level National Security Principals committee, provided the daily national security briefing to President Barack Obama, and was responsible for the formulation, coordination and implementation of all aspects of the administration’s foreign and national security policy, intelligence and military efforts. From 2009 to 2013, she served as the US Permanent Representative to the United Nations and as a cabinet member.

Ambassador Rice received her Master’s degree (M.Phil.) and PhD (D.Phil.) in International Relations from New College, Oxford University, England, where she was a Rhodes Scholar, and her BA in History with honors from Stanford University in 1986. In 2017, French President Francois Hollande presented Ambassador Rice with the Award of Commander, the Legion of Honor of France, for her contributions to Franco-American relations.

As a US diplomat and National Security Advisor, Ambassador Rice brings her unique experience in government affairs and public policy matters to the Board.

Reed Hastings co-founded Netflix in 1997 and has served as Chairman of the Board since inception.

In 1991, Mr. Hastings founded Pure Software, which made tools for software developers. After a 1995 IPO, and several acquisitions, Pure was acquired by Rational Software in 1997.

Mr. Hastings is an active educational philanthropist and served on the California State Board of Education from 2000 to 2004. He is currently on the board of several educational organizations including CCSA, Dreambox Learning, KIPP, and Pahara.

Mr. Hastings is also a board member of Facebook, and was on the board of Microsoft from 2007 to 2012.

Mr. Hastings received a BA from Bowdoin College in 1983, and an MSCS in Artificial Intelligence from Stanford University in 1988. Between Bowdoin and Stanford, Mr. Hastings served in the Peace Corps as a high school math teacher in Swaziland.

As Co-founder and Chief Executive Officer of Netflix, Mr. Hastings deeply understands the technology and business of Netflix. He brings strategic and operational insight to the Board. Mr. Hastings is also a software engineer and has unique management and industry insights.

Jay C. Hoag has served as one of the Company’s directors since 1999. Since 1995, Mr. Hoag has served as a founding General Partner at Technology Crossover Ventures, a venture capital firm. Mr. Hoag serves on the board of directors of Electronic Arts, Inc. and Zillow Group, Inc. and several private companies. Mr. Hoag is on the Investment Advisory Committee at the University of Michigan, the Board of Trustees of Northwestern University, and the Board of Trust at the Vanderbilt University. Previously, Mr. Hoag has served on the board of directors of numerous other public and private companies. Mr. Hoag holds an M.B.A. from the University of Michigan and a B.A. from Northwestern University.

As a venture capital investor, Mr. Hoag brings strategic insights and financial experience to the Board. He has evaluated, invested in and served as a board member on numerous companies, both public and private, and is familiar with a full range of corporate and board functions. His many years of experience in helping companies shape and implement strategy provide the Board with unique perspectives on matters such as risk management, corporate governance, talent selection and management.

A. George (Skip) Battle has served as one of the Company’s directors since 2005. Mr. Battle was previously Executive Chairman of the Board of Ask Jeeves, Inc. which was acquired by IAC/InterActiveCorp in July 2005. He was Chief Executive Officer of Ask Jeeves from 2000 to 2003. From 1968 until his retirement in 1995, Mr. Battle served in management roles at Arthur Andersen LLP and then Andersen Consulting LLP (now Accenture), where he became worldwide managing partner of market development and a member of the firm’s executive committee. Educated at Dartmouth College and the Stanford Graduate School of Business, Mr. Battle currently serves as Chairman of the Board of Fair Isaac Corporation and as a director of Workday, Inc. and Expedia, Inc. He was previously a director of Advent Software, Inc., OpenTable, Inc., the Masters Select family of mutual funds, and LinkedIn Corporation.

Mr. Battle brings business insight and experience to the Board. He was a business consultant for more than 25 years, has served as a chief executive officer and currently serves on a number of boards. As such, he brings to the Board strategic, operational, financial and corporate governance experience.

Executive Officers

For information about Mr. Hastings, see “Proposal One – Election of Directors.” Our other executive officers are set forth below:

Other Executive Officers	Age	Position

Kelly Bennett	46	Chief Marketing Officer

Jonathan Friedland	59	Chief Communications Officer

David Hyman	52	General Counsel and Secretary

Jessica Neal	41	Chief Talent Officer

Greg Peters	47	Chief Product Officer

Ted Sarandos	53	Chief Content Officer

David Wells	46	Chief Financial Officer

Kelly Bennett became Netflix’s Chief Marketing Officer in 2012 after nearly a decade at Warner Bros. where he was most recently Vice President Interactive, World Wide Marketing with the pictures group, leading international online campaigns for Warner Bros. movies. Before that, Mr. Bennett ran digital marketing for Warner Bros. Pictures in Europe, the Middle East and Africa and worked in promotion and business development at the company. He previously held executive positions at Dow Jones International and Ignition Media as well as being a partner in online marketing agency Cimex Media. The Canada-born Bennett is a graduate of Simon Fraser University.

Jonathan Friedland joined Netflix in 2011 from The Walt Disney Company, where he was SVP, Corporate Communications. Before that, he spent over 20 years as a foreign correspondent and editor, mainly with The Wall Street Journal, in the U.S., Asia and Latin America and co-founded the Diarios Rumbo chain of Spanish-language newspapers in Texas. Mr. Friedland, who has a MSc. Economics from the London School of Economics and a BA from Hampshire College, was a member of the WSJ team that won the Pulitzer Prize for its coverage of the 9/11 attacks.

David Hyman is General Counsel for Netflix, responsible for all legal and public policy matters for the Company. He has served in this capacity since 2002 and also serves as the Company’s Secretary.

Prior to Netflix, Mr. Hyman was the General Counsel of Webvan, an online internet retailer, having previously held the role of senior corporate counsel. He also practiced law at Morrison & Foerster in San Francisco and Arent Fox in Washington, DC.

Mr. Hyman earned his JD and Bachelor’s degrees from the University of Virginia.

Jessica Neal is a Netflix veteran, starting at the company in 2006 and has been heavily involved in improving the Netflix culture as the company grew.

In 2013 she left to become head of human resources at Coursera, which provides online access to the world’s best university courses, and, later, Chief People Officer at Scopely, a leading player in the mobile gaming industry.

She returned to Netflix in the first half of 2017, at first overseeing HR for the 2000-person product engineering team responsible for continuously improving the Netflix consumer experience before being promoted to her current role.

Ms. Neal also serves on the board of directors of the Association for Talent Development. She holds a B.A. in Fine Art from School of Visual Arts.

Greg Peters assumed the role of Chief Product Officer in July 2017 and leads the product team, which designs, builds and optimizes the Netflix experience. Previously, Greg was International Development Officer for Netflix, responsible for the global partnerships with consumer electronics companies, internet service providers and multi-channel video programming distributors that enable Netflix to deliver movies and TV shows across a full range of devices and platforms.

Prior to joining Netflix in 2008, Mr. Peters was senior vice president of consumer electronics products for Macrovision Solutions Corp. (later renamed to Rovi Corporation) and previously held positions at digital entertainment software provider, Mediabolic Inc., Red Hat Network, the provider of Linux and Open Source technology, and online vendor Wine.com. Mr. Peters holds a degree in physics and astronomy from Yale University. Mr. Peters joined the board of 2U, Inc., a global leader in education technology, in March of 2018.

Ted Sarandos has led content acquisition for Netflix since 2000. With more than 20 years’ experience in home entertainment, Mr. Sarandos is recognized in the industry as an innovator in film acquisition and distribution.

Before Netflix, Mr. Sarandos was an executive at video distributor ETD and Video City / West Coast Video.

Mr. Sarandos is a Henry Crown Fellow at the Aspen Institute and serves on the board of Exploring The Arts, a non-profit focused on arts in schools. He also serves on the Film Advisory Board for Tribeca and Los Angeles Film Festival, is an American Cinematheque board member, an Executive Committee Member of the Academy of Television Arts & Sciences, and is a trustee of the American Film Institute.

David Wells has served as the Company’s Chief Financial Officer since 2010. His responsibilities include a number of operating duties such as customer service, real estate, and employee technology. Mr. Wells has been at Netflix since March 2004, serving in a variety of roles, most recently as VP of Financial Planning & Analysis. He spent two years, from July 2015 to July 2017, living and performing his global CFO role from the Netherlands as part of building up Netflix’s European operations.

Prior to joining Netflix, Mr. Wells served in progressive roles at Deloitte Consulting from August 1998 to March 2004 and at various non-profit organizations before getting his MBA.

Mr. Wells joined the board of The Trade Desk, a public company that provides a technology platform for ad buyers, in January 2016, and serves as Audit Committee Chair and on the Compensation Committee.

Mr. Wells holds an MBA and MPP from The University of Chicago and a Bachelor’s Degree in Commerce from the University of Virginia.

There are no family relationships among any of our directors, nominees for director and executive officers.

Board Meetings and Committees

The Board held eight meetings during 2017. Each Board member attended at least 75% of the aggregate of the Board meetings in 2017.

In 2017, the Board had four standing committees: (1) the Compensation Committee; (2) the Audit Committee; (3) the Nominating and Governance Committee; and (4) the Stock Option Committee.

Compensation Committee

The Compensation Committee of the Board consists of four non-employee directors: Messrs. Battle, Haley (Chair), and Hoag and Ms. Sweeney. Ms. Sweeney was appointed to the Compensation Committee in 2017. Each member of the Compensation Committee is independent in compliance with the rules of the SEC and the listing standards of the NASDAQ Stock Market as they pertain to Compensation Committee members. Each of the Compensation Committee members is also a non-employee director under Rule 16b-3 of the Exchange Act and an outside director under 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee reviews and approves all forms of compensation to be provided to the executive officers and directors of the Company. The Compensation Committee may not delegate these duties. For a description of the role of the executive officers in recommending compensation and the role of any compensation consultants, please see the section entitled “Compensation Discussion and Analysis” below. The Compensation Committee held three meetings in 2017. Each member attended at least 75% of the aggregate of the Compensation Committee meetings held in 2017, except for Ms. Sweeney who was absent from the only meeting that was held after her appointment.

The Report of the Compensation Committee is included in this Proxy Statement. In addition, the Board has adopted a written charter for the Compensation Committee, which is available on the Company’s Investor Relations website at http://ir.netflix.com/governance.cfm.

Audit Committee

The Audit Committee of the Board consists of three non-employee directors: Mr. Barton, and Mses. Kilgore and Mather (Chair). In 2017, Ms. Kilgore replaced Mr. Haley on the Audit Committee. Each member of the Audit Committtee is independent in compliance with the rules of the SEC and the listing standards of the NASDAQ Stock Market as they pertain to audit committee members. The Board has determined that Ms. Mather is an audit committee financial expert as defined by Item 407(d)(5)(ii) of Regulation S-K of the Securities Act of 1933, as amended.

The Audit Committee engages the Company’s independent registered public accounting firm, reviews the Company’s financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and the Company’s independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company’s internal accounting controls and financial affairs. The Audit Committee met seven times in 2017. Each member attended at least 75% of the aggregate of the Audit Committee meetings held in 2017 which occurred during their tenure on the Audit Committee, except Mr. Barton who attended at least 71% of such meetings.

The Report of the Audit Committee is included in this Proxy Statement. In addition, the Board has adopted a written charter for the Audit Committee, which is available on the Company’s Investor Relations website at http://ir.netflix.com/governance.cfm.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board consists of three non-employee directors, Messrs. Barton, Hoag (Chair) and Smith. Mr. Smith was appointed to the Committee in 2017. Each member of the Committee is independent under the listing standards of the NASDAQ Stock Market. The Nominating and Governance Committee reviews and approves candidates for election and to fill vacancies on the Board, including re-nominations of members whose terms are due to expire, and reviews and provides guidance to the Board on corporate governance matters. The Nominating and Governance Committee met two times in 2017. Messrs. Barton and Hoag attended all the meetings, and Mr. Smith was not a member of the Committee at the time of the meetings in 2017.

The Board has adopted a written charter for the Nominating and Governance Committee, which is available on the Company’s Investor Relations website at http://ir.netflix.com/governance.cfm.

Stock Option Committee

The Stock Option Committee of the Board consisted of one employee director in 2017: Mr. Hastings. The Stock Option Committee had authority to review and approve the stock options granted to employees, other than to directors or executive officers of the Company pursuant to the Company’s option grant program. The Board has also authorized certain executive officers to review and approve these stock options on behalf of the Stock Option Committee. The Board retained the power to adjust, eliminate or otherwise modify the Company’s option granting practices, any option allocation or portions thereof not previously granted, including without limitation the monthly option formula.

The Stock Option Committee did not hold meetings in 2017. The Stock Option Committee acts pursuant to powers delegated to it by the Board. The Board has not adopted a written charter for the Stock Option Committee. In 2018, the Board dissolved the Stock Option Committee.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on the Company’s Board or Compensation Committee. No member of the Company’s Board is an executive officer of a company in which one of the Company’s executive officers serves as a member of the board of directors or compensation committee of that company.

The Compensation Committee consists of Messrs. Battle, Haley, and Hoag and Ms. Sweeney, none of whom is currently or was formerly an officer or employee of the Company. None of Messrs. Battle, Haley, or Hoag or Ms. Sweeney had a relationship with the Company that required disclosure under Item 404 of Regulation S-K. In addition to Messrs. Battle, Haley, and Hoag and Ms. Sweeney, the Company’s Chief Executive Officer participated in the executive compensation process as described below in the section entitled “Compensation Discussion and Analysis.”

Director Independence

The Board has determined that each of Messrs. Barton, Battle, Belmer, Haley, Hoag and Smith, and Mses. Kilgore, Mather and Sweeney are independent under the applicable rules of the SEC and the listing standards of the NASDAQ Stock Market; therefore, every member of the Audit Committee, Compensation Committee and Nominating and Governance Committee is an independent director in accordance with those standards. See “Procedures for Approval of Related Party Transactions” in this Proxy Statement for more information.

Consideration of Director Nominees

Stockholder Nominees

The Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership. In addition, they should be submitted within the time frame as specified under “Stockholder Proposals” above and mailed to: Netflix, Inc., 100 Winchester Circle, Los Gatos, California 95032, Attention: Secretary.

Director Qualifications

In discharging its responsibilities to nominate candidates for election to the Board, the Nominating and Governance Committee has not specified any minimum qualifications for serving on the Board. However, the Nominating and Governance Committee endeavors to evaluate, propose and approve candidates with business experience, diversity as well as personal skills and knowledge with respect to technology, finance, marketing, financial reporting and any other areas that may be expected to contribute to an effective Board. With respect to diversity, the committee may consider such factors as differences in viewpoint, professional experience, education, skills and other individual qualifications and attributes that contribute to board heterogeneity, including characteristics such as gender, race and national origin.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating and Governance Committee through management, current Board members, stockholders or other persons. These candidates are evaluated at meetings of the Nominating and Governance Committee as necessary and discussed by the members of the Nominating and Governance Committee from time to time. Candidates may be considered at any point during the year. As described above, the Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.

Communications with the Board

The Company provides a process for stockholders to send communications to the Board. Information regarding stockholder communications with the Board can be found on the Company’s Investor Relations website at http://ir.netflix.com/governance.cfm.

Policy Regarding Director Attendance at the Annual Meeting

The Company’s policy regarding directors’ attendance at the annual meetings of stockholders and their attendance record at last year’s annual meeting of stockholders can be found on the Company’s Investor Relations website at http://ir.netflix.com/governance.cfm.

The Role of the Board in Risk Oversight

The Board’s role in the Company’s risk oversight process includes reviewing and discussing with members of management areas of material risk to the Company, including strategic, operational, financial and legal risks. The Board as a whole primarily deals with matters related to strategic and operational risk. The Audit Committee deals with matters of financial and legal risk, including reviewing periodically the Company’s exposure to cybersecurity risk. The Compensation Committee addresses risks related to compensation and other talent-related matters. The Nominating and Governance Committee manages risks associated with Board independence and corporate governance. Committees report to the full Board regarding their respective considerations and actions.

The Board’s Leadership Structure

The Board combines the role of Chairman and Chief Executive. While the Board reassesses maintaining the combined role from time to time, the Board believes that the Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry and is therefore best able to identify the strategic priorities to be discussed by the Board. The Board also believes that combining the role of Chairman and Chief Executive Officer facilitates information flow between management and the Board and fosters strategic development and execution. The Board has appointed Jay Hoag as its lead independent director. As lead independent director, Mr. Hoag’s responsibilities include:

•	coordinating the activities of the independent directors, and is authorized to call meetings of the independent directors;

•	coordinating with the chief executive officer and corporate secretary to set the agenda for Board meetings, soliciting and taking into account suggestions from other members of the Board;

•	chairing executive sessions of the independent directors;

•	providing feedback and perspective to the chief executive officer about discussions among the independent directors;

•	helping facilitate communication between the chief executive officer and the independent directors;

•	presiding at Board meetings where the Chair is not present; and

•	performing other duties assigned from time to time by the Board.

In addition, the Board maintains effective independent oversight through a number of governance practices, including, open and direct communication with management, input on meeting agendas, annual performance evaluations and regular executive sessions.

PROPOSAL TWO	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“Ernst & Young”), an independent registered public accounting firm, to audit the financial statements of Netflix, Inc. for the year ending December 31, 2018. The Company is submitting its selection of Ernst & Young for ratification by the stockholders at the Annual Meeting. A representative of Ernst & Young is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions. Ernst & Young has served as our independent registered public accounting firm since March 21, 2012. Neither applicable law nor the Company’s Bylaws require that stockholders ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm. However, the Company is submitting the selection of Ernst & Young to stockholders for ratification as a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young. Even if the selection is ratified, the Audit Committee at its discretion may change the appointment at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Principal Accountant Fees and Services

During 2017 and 2016, fees for services provided by Ernst & Young was as follows (in thousands):

	2017	2016
Audit Fees	$3,957	$3,123
Tax Fees	1,275	1,791

Total	$5,232	$4,914

Audit Fees include amounts related to the audit of the Company’s annual financial statements and internal control over financial reporting, and quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q. Audit fees also include amounts related to accounting consultations and services rendered in connection with the Company’s issuance of senior notes in 2017 and 2016, respectively, as well as fees for statutory audit filings.

Tax Fees include fees billed for tax compliance, tax advice and tax planning services.

There were no other fees billed by Ernst & Young for services rendered to the Company, other than the services described above, in 2017 and 2016.

The Audit Committee has determined that the rendering of non-audit services by Ernst & Young was compatible with maintaining their independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2017, services provided by Ernst & Young were pre-approved by the Audit Committee in accordance with this policy.

Required Vote

The affirmative vote of the majority of the Votes Cast is required for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018. The vote is an advisory vote, and therefore not binding.

Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018.

PROPOSAL THREE	ADVISORY APPROVAL OF EXECUTIVE OFFICER COMPENSATION

As required by section 14A of the Securities Exchange Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC (also referred to as “say-on-pay”).

As described in our Compensation Discussion and Analysis, we have adopted an executive compensation philosophy designed to attract and retain outstanding performers. The Company’s compensation practices are guided by market rates and tailored to account for the specific needs and responsibilities of the particular position as well as the performance and unique qualifications of the individual employee, rather than by seniority or overall Company performance.

Required Vote

The affirmative vote of the majority of the Votes Cast is required to approve the compensation of our named executive officers disclosed in this Proxy Statement. The vote is an advisory vote, and therefore not binding.

Netflix Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF OUR EXECUTIVE OFFICER COMPENSATION DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FOUR	STOCKHOLDER PROPOSAL FOR SPECIAL SHAREHOLDER MEETING

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.

Myra K. Young, 9295 Yorkship Court, Elk Grove, CA 95758, the beneficial owner of no less than 700 shares of the Company’s common stock on the date the proposal was submitted, has notified the Company of her intent to present the following proposal at the Annual Meeting.

RESOLVED: The shareholders of Netflix Inc. (‘Netflix’ or ‘Company’) hereby request that the Board of Directors take the steps necessary to amend our bylaws and each appropriate governing document to give holders with an aggregate of 15% net long of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Supporting Statement

Delaware law allows 10% of company shares to call a special meeting. A shareholder right to call a special meeting is a way to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. This is important because there could be 15-months between annual meetings.

A shareholder right to act by written consent and to call a special meeting are two complimentary [sic] ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. Both are associated with increased governance quality and shareholder value. Our Company makes no provisions for either right.

Currently, 64% of S&P 500 companies have adopted company bylaws, articles of incorporation, or charter provisions to allow shareholders to call a special meeting. Even more than half of all S&P 1500 companies allow shareholders this right.

This proposal topic also won majority votes last year at Salesforce.com, NETGEAR, and United Rentals. It may be possible to adopt this proposal by simply incorporating this text into our governing documents:

“Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or the President, and shall be called by the Chairman of the Board or President or Secretary upon the order in writing of a majority of or by resolution of the Board of Directors, or at the request in writing of stockholders owning 15% net long of the entire capital stock of the Corporation issued and outstanding and entitled to vote.”

This proposal should be seen in the context that in 2017 a majority of shares voted to declassify the board, move to a majority vote standard for elect directors in uncontested elections and eliminate supermajority standards. To date, Netflix has failed to adopt any of those initiatives.

We urge the Board to join the mainstream of major U.S. companies and establish a right for shareholders owning 15% of our outstanding common sock [sic] to call a special meeting.

Please vote for: Special Shareowner Meetings - Proposal 4

Netflix Opposing Statement

The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and our stockholders.

The Board believes that maintaining the Company’s current requirements for calling special meetings is in the best interest of its stockholders. Each of the Company’s directors has a fiduciary duty to represent all stockholders when determining whether a matter is so pressing that it must be addressed at a special meeting. In contrast, stockholders do not have any fiduciary obligations to the Company or other stockholders. The foregoing proposal would permit a small group of stockholders who have a special interest to use the right to call a special meeting to serve their narrow self-interests that are not shared by the Company’s stockholders generally. With the Company’s current special meeting requirements, stockholders nonetheless have significant protections under state law, other regulations and the Company’s Amended and Restated Bylaws as stockholder approval is already required for a variety of fundamental corporate decisions, such as a merger or sale of substantially all of the Company’s assets or for issuing shares above a prescribed threshold. Lastly, it should be noted that for a company with as many stockholders as the Company, a special meeting of stockholders is a very expensive and time-consuming affair because of the legal costs in preparing required disclosure documents, printing and mailing costs, and the time commitment required of the Board and members of senior management to prepare for and conduct the meeting.

For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Four.

Required Vote

The affirmative vote of the majority of the Votes Cast is required to approve the stockholder proposal. The proposal is precatory and, accordingly, is not binding on the Board or the Company.

Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL FOR A SPECIAL SHAREHOLDER MEETING.

PROPOSAL FIVE	STOCKHOLDER PROPOSAL FOR PROXY ACCESS

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.

The New York City Employees’ Retirement System, the New York City Fire Pension Fund, the New York City Teachers’ Retirement System, and the New York City Police Pension Fund and the New York City Board of Education Retirement System (the “Systems”), Municipal Building, One Centre Street, 8th Floor North, New York, N.Y. 10007-2341, the beneficial owners of an aggregate of 684,401 shares of the Company’s common stock on the date the proposal was submitted, has notified the Company of its intent to present the following proposal at the Annual Meeting.

The proposal is co-sponsored by the Connecticut Retirement Plans Trust Funds, the beneficial owner of shares of the Company’s common stock with a market value greater than $2,000.00 on the date the proposal was submitted.

RESOLVED: Shareholders of the Netflix, Inc. (the “Company”) ask the board of directors (the “Board”) to take the steps necessary to adopt a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed the larger of two or one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a.	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b.	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c.	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of each nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Supporting Statement

We believe proxy access will make directors more accountable and enhance shareholder value. A 2014 study by the CFA Institute concluded that proxy access could raise overall US market capitalization by up to $140.3 billion if adopted market-wide, “with little cost or disruption.” (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed terms are similar to those in vacated SEC Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf). The SEC, following extensive analysis and input from market participants, determined that those terms struck the proper balance of providing shareholders with viable proxy access while containing appropriate safeguards.

The proposed terms enjoy strong investor support and company acceptance. A similar shareholder proposal received at least 66.8% of votes cast at the Company in 2017 and more than 440 companies have enacted bylaws with similar terms.

We urge shareholders to vote FOR this proposal.

Netflix Opposing Statement

The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and our stockholders.

The Nominating and Governance Committee is responsible for evaluating, proposing and approving nominees for election to the Company’s Board of Directors. In undertaking this responsibility, the committee has a fiduciary duty to act in the best interests of all stockholders. Stockholders who would be provided with access to the Company’s proxy via a proxy access bylaw do not have a similar fiduciary duty. These stockholders could nominate directors who advance their own specific agenda without regard to the best interest of the Company and its stockholders or to the overall composition of the Board, including independence, expertise and diversity considerations. In determining director nominees, the Nominating and Governance Committee takes into consideration the business experience, diversity as well as personal skills and knowledge with respect to technology, finance, marketing, financial reporting and other areas that contribute to an effective Board. The Board believes that the Nominating and Governance Committee is in the best position to evaluate and propose director nominees and that providing access to the Company’s proxy for stockholder nominations not nominated by the Nominating and Governance Committee will undermine the value to stockholders of this selection and nomination process. Stockholders already have the opportunity to recommend director candidates for consideration by the Nominating and Governance Committee. Furthermore, our bylaws also provide the opportunity for stockholders to nominate directors for consideration at annual meetings of stockholders and to solicit proxies in favor of such nominees.

In addition, the Board believes that the proxy access proposal espoused by the proponents could be detrimental to the Company for a number of other reasons, including the increased distraction caused to management and the Board from proxy contests, the short-term or special interest focus of directors elected through proxy access, and the increase in Board turnover, which could create a Board without the experience to lead the Company to achieve its long-term goals.

The proponents refer to a study by the CFA Institute to support the argument that proxy access would be beneficial and result in shareholder value. However, the CFA Institute’s study expressly excluded from its analysis two studies which concluded that increased proxy access is associated with negative economic impacts, on the basis that it deemed the methodology of those studies as faulty.

Lastly, proponents note that their proposal is similar to the vacated 2010 SEC proxy access rules. However, those rules were vacated in 2011 by the U.S. Court of Appeals for the District of Columbia Circuit, who found that the SEC was “arbitrary and capricious” in promulgating the Proxy Access Rule, stating that the SEC failed to adequately address the economic consequences of the Rule. Thus, the SEC’s adoption of the 2010 Proxy Access Rules provides poor support for this proposal.

For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Five.

Required Vote

The affirmative vote of the majority of the Votes Cast is required to approve the stockholder proposal. The proposal is precatory and, accordingly, is not binding on the Board or the Company.

Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL TO ADOPT A PROXY ACCESS BYLAW.

PROPOSAL SIX	STOCKHOLDER PROPOSAL TO ADOPT A CLAWBACK POLICY

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.

The City of Philadelphia Public Employees Retirement System, Sixteenth Floor, Two Penn Center Plaza, Philadelphia, PA 19102-1712, the beneficial owner of shares of the Company’s common stock with a market value greater than $2,000.00 on the date the proposal was submitted, has notified the Company of its intent to present the following proposal at the Annual Meeting.

RESOLVED, that shareholders of Netflix Inc. urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a clawback policy to provide that the Committee will review, and determine whether to seek recoupment of, incentive compensation paid, granted or awarded to a senior executive if, in the Committee’s judgment, (i) there has been misconduct resulting in a material violation of law or Netfilx’s [sic] policy that causes significant financial or reputational harm to Netflix, and (ii) the senior executive committed the misconduct or failed in his or her responsibility to manage or monitor conduct or risks; and disclose the circumstances of any recoupment if (i) required by law or regulation or (ii) the Committee determines that disclosure is in the best interests of Netflix and its shareholders.

“Recoupment” is (a) recovery of compensation already paid and (b) forfeiture, recapture, reduction or cancellation of amounts awarded or granted over which Netflix retains control. These amendments should operate prospectively and be implemented so as not to violate any contract, compensation plan, law or regulation.

Supporting Statement

The adoption of a clawback policy would recoup incentive pay when there has been misconduct by a senior executive or who did not commit misconduct but who failed in his or her management or monitoring responsibility. We also believe the Company should publicly disclose whether it recouped pay so investors know whether the policy is being enforced. We are sensitive to privacy concerns and urge that the revised policy provide for disclosure that does not violate privacy expectations (subject to laws requiring fuller disclosure).

Finally, our proposal does not mandate a clawback; rather, it gives the Committee discretion to decide whether recoupment is appropriate in particular circumstances.

We urge shareholders to vote FOR this proposal.

Netflix Opposing Statement

The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and our stockholders.

We hold all our employees, particularly our executive officers, to high standards of legal and ethical conduct, which standards are an integral part of Netflix culture. These standards are embodied, in part, in our Code of Ethics, by which each of our executive officers as well as our directors, officers and other employees to act and perform their duties ethically and honestly and with the utmost integrity. Any violation of our Code of Ethics or other policies may result in disciplinary action, including termination, and if warranted, legal proceedings for damages. The Board also opposes this proposal because the proposal is vague and implementing the proposal may create standards for incentive compensation recoupment that are inconsistent with existing and pending legal requirements, which may harm our ability to attract and retain high-quality executive talent.

Section 304 of the Sarbanes-Oxley Act of 2002 already requires recoupment of incentive awards from our Chief Executive Officer and Chief Financial Officer if we are required to restate our financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct. The proposal seeks to apply a clawback policy to all “senior executives,” a term that is not defined in the proposal. Section 954 of the Dodd-Frank Act mandates the SEC to create a rule requiring listed companies to adopt policies for recouping certain compensation or become ineligible for listing on the national stock exchanges. Rather than adopt a clawback policy at this time that may ultimately vary from the SEC’s interpretation of the requirements set forth in Section 954, the Board has determined that it is appropriate and in the best interests of Netflix and our stockholders to wait for the SEC’s rules to be finalized.

In light of our existing policies and governance culture, the Board believes that we achieve the underlying purpose of this proposal for promoting honest and ethical behavior without subjecting the Company to uncertainties introduced by this proposal that could negatively impact our ability to compete for talent.

For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Six.

Required Vote

The affirmative vote of the majority of the Votes Cast is required to approve the stockholder proposal. The proposal is precatory and, accordingly, is not binding on the Board or the Company.

Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL TO ADOPT A CLAWBACK POLICY.

PROPOSAL SEVEN	STOCKHOLDER PROPOSAL FOR A SHAREHOLDER RIGHT TO ACT BY WRITTEN CONSENT

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, the beneficial owner of no less than 20 shares of the Company’s common stock on the date the proposal was submitted, has notified the Company of his intent to present the following proposal at the Annual Meeting.

RESOLVED, shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

Supporting Statement

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent. It might have received a still higher vote than 67% if small shareholders had the advantage of the same access to independent corporate governance recommendations as large shareholders. It might have received a still higher vote if the voting turnout of small shareholders equaled that of large shareholders.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A shareholder right to act by written consent is a way to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle.

Netflix shareholders have no right to act by written consent. Shareholders of companies incorporated in Delaware, like NFLX, automatically have the right to act by written consent. However the NFLX took an extra effort to strip shareholders of this important right. NFLX shareholders also do not have any right to call a special meeting. It is all the more important to vote in favor of this proposal, which give shareholders an important right, when NFLX governing documents give its shareholders so little in rights compared to the vast majority of companies.

For instance the 3 directors who stood for election in 2017 received up to 48% in negative votes each. Shareholders should be able to vote every year on a director who gets a 48% negative vote instead of having such a director entrenched for 3-years.

Netflix shareholders approved annual election of each director at 4 Netflix annual meeting starting in 2012. The impressive yes-votes ranged from 75% to 88%. Yet arrogant Netflix directors ignored this overwhelming voice of its shareholders. It is a question of how long will Netflix directors ignore shareholders in the face of increased high-stake competition with compeletiors [sic] such as a bulked-up Disney.

Please vote to improve director accountability to shareholders: Shareholder Right to Act by Written Consent- Proposal 7

Netflix Opposing Statement

The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and our stockholders.

The Board opposes this proposal because it could have adverse consequences to Netflix and its stockholders, including potential abuse, disenfranchisement of minority stockholders, lack of transparency and accountability to our stockholders, and the undermining of an orderly governance process for taking significant corporate actions.

The Board believes that permitting action at a meeting (whether the annual meeting or a special meeting) is a fairer process than the action by written consent process as it provides all stockholders the opportunity to participate and vote. Meetings are held at a time, date and venue announced publicly in advance, and all stockholders receive prior notice of the meeting and are invited to attend the meeting and make their views known. Approval of proposals at a stockholder meeting ensures that proposals are widely disseminated to our stockholders through the proxy statement and any additional soliciting materials, which must contain information about the proposed action as specified by the Securities and Exchange Commission. If a meeting is convened, the Board is provided with an opportunity to present an analysis of such proposals and can present its recommendations to our stockholders. The proxy statement and any additional soliciting materials must be distributed to all stockholders of record in advance of the meeting, providing stockholders with sufficient time and opportunity to consider the proposals and make a decision regarding how to vote or direct their proxies. Such procedural protections provide all stockholders the opportunity to fully consider, discuss and deliberate the merits of a proposed action prior to voting.

By contrast, action by less than unanimous written consent at any time does not guarantee any of these protections or advantages. In general, stockholders are not entitled to receive notice of actions to be taken by written consent and, thus, may not be given sufficient time or opportunity to evaluate the proposed action. Further, the Board does not have the opportunity to analyze and provide a recommendation with respect to a proposed action by written consent, potentially preventing stockholders from receiving accurate and complete information on important pending actions, and proponents of the proposed action need not provide any information regarding themselves or their interests in the proposed action to other stockholders or Netflix. This stockholder proposal could allow stockholders owning slightly over 50 percent of the Company’s outstanding shares to act on a significant matter without prior notice of the meeting to all stockholders and without affording all stockholders the opportunity to present their views. This would disenfranchise stockholders who are not given the chance to participate. This is of particular concern in cases involving significant corporate actions and in the context of contests for corporate control of Netflix.

In addition, the action by written consent process could result in duplicative or contradictory written consents being circulated at the same time by multiple stockholder groups, creating substantial confusion and disruption among stockholders. Moreover, because proponents of an action by written consent need not satisfy any holding requirements with respect to our common stock, market participants engaging in short-term speculation could potentially determine the outcome of any particular issue. Subsets of stockholders with special interests would be able to use a written consent procedure at any time and as frequently as they choose to act on a variety of potentially significant matters without notice to all stockholders and without a meeting or another forum at which all stockholders would have a fair opportunity to discuss the merits of a proposed action and question management and the proponent on the basis for their respective positions. Such stockholders may not act in the interests of longer-term holders of our common stock, which may lead to fundamental corporate changes that cater to special or short-term interests.

For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Seven.

Required Vote

The affirmative vote of the majority of the Votes Cast is required to approve the stockholder proposal. The proposal is precatory and, accordingly, is not binding on the Board or the Company.

Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL FOR A SHAREHOLDER RIGHT TO ACT BY WRITTEN CONSENT.

PROPOSAL EIGHT	STOCKHOLDER PROPOSAL FOR SIMPLE MAJORITY VOTE

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.

California State Teachers’ Retirement System (“CalSTRS”), 100 Waterfront Place, MS-04, West Sacramento, CA 95605-2807, the beneficial owner of shares of the Company’s common stock with a market value greater than $2,000.00 on the date the proposal was submitted, has notified the Company of its intent to present the following proposal at the Annual Meeting.

RESOLVED: Shareholders of Netflix, Inc. (the “Company”) request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Supporting Statement

Under Delaware law, stockholders are entitled to amend a company’s bylaws. The Company’s bylaws contain several provisions that make effective stockholder oversight difficult. These include election of directors by plurality voting, as well as supermajority voting requirements for stockholders to amend certain portions of the bylaws relating to director elections and qualifications and the removal of directors.

In 2017, stockholders voted on a binding stockholder proposal to amend the-Company’s bylaws that would have replaced the election of directors by plurality voting with a majority vote standard. While stockholders gave this proposal 64.6% support, it failed to reach the supermajority vote requirement.

Stockholders have repeatedly asked the Company to take the steps necessary to eliminate the supermajority voting provisions. Since 2013, stockholders have approved proposals on this topic four times. Despite greater than 80% stockholder support for these proposals in 2013, 2015, and 2016, and 63% support last year, the board has refused to act on stockholders’ clear directive.

Under Delaware law, in order to allow stockholders to amend the Company’s bylaws by majority vote, the board must take the necessary-steps to initiate the process to amend the Netflix charter.

We believe that it is important to institute simple majority voting at Netflix in order to enable effective stockholder oversight of our company.

Netflix Opposing Statement

The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and our stockholders.

The Board believes that this stockholder proposal seeking to adopt a simple majority vote in all cases requiring more than a simple majority would not be in the best interests of the Company and its stockholders. A simple majority vote requirement already applies to most corporate matters submitted to a vote of the Company’s stockholders. The Company’s Restated Certificate of Incorporation and Bylaws do, however, require a 66 2/3% “supermajority” vote for certain fundamental changes to the corporate governance posture of the Company, including the procedures for calling stockholder meetings, altering the size of the Board and removing directors. The supermajority voting requirements were adopted by our stockholders and were intended to preserve and maximize the value of the Company for all stockholders and to provide protection for all stockholders against self-interested actions by one or a few large stockholders. The Board continues to believe these requirements are appropriate and in the best interest of all stockholders; therefore, the Board opposes this stockholder proposal.

For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Eight.

Required Vote

The affirmative vote of the majority of the Votes Cast is required to approve the stockholder proposal. The proposal is precatory and, accordingly, is not binding on the Board or the Company.

Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL FOR SIMPLE MAJORITY VOTE.

PROPOSAL NINE	STOCKHOLDER PROPOSAL TO AMEND SECTIONS 2.8 AND 3.3 OF THE BYLAWS TO MAJORITY VOTE

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.

Services Employees International Union (“SEIU”), 800 Massachusetts Ave., NW, Washington, DC 20036, the beneficial owner of no less than 271 shares of the Company’s common stock on the date the proposal was submitted, has notified the Company of its intent to present the following proposal at the Annual Meeting.

RESOLVED, that the stockholders of Netflix, Inc. (“Netflix”) hereby amend the bylaws by

(a) replacing the first sentence of the third paragraph of Article III, Section 3.3, which provides for directors to be elected by a plurality of shares voted, with the following:

“Elections of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot. Subject to the rights of the holders of any Preferred Stock of the corporation to elect additional directors under specified circumstances, directors shall be elected by the affirmative vote of the majority of the shares represented in person or by proxy and entitled to vote on the subject matter, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting.”;

(b) adding at the end of that Section 3.3 the following new paragraph:

“If an incumbent director is running uncontested and is not elected, such director shall promptly offer to tender his or her irrevocable resignation to the Board. A committee designated by the Board, will recommend to the Board whether to accept or reject the resignation, or whether other action should be taken.

The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety (90) days following the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Board’s decision with respect to such resignation.”;

and

(c) deleting from the first sentence of the final paragraph of Article II, Section 2.8 the phrase “other than the election of directors and” and deleting the final sentence of that Section 2.8, which states: “Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Supporting Statement

This proposal would amend Netflix’s bylaws so that directors in uncontested elections would be elected by a majority of shares voted. We view a majority vote standard as long overdue at Netflix. Ninety percent of S&P 500 companies have majority voting in place, according to ISS. Netflix shareholders cast a majority of yes/no votes in favor of a majority vote standard in 2013, 2014, 2016, and 2017, yet Netflix has not acted.

Shareholder support for current Netflix directors is low. Director Barton failed to receive majority support in his last election. Directors Mather and Hoag were last elected with under 60% support. By contrast, average support in S&P 500 director elections in 2017 was 97%.

Board composition is also an issue. Half of Netflix’s independent directors have tenures of at least 12 years and the board lacks racial diversity.

Netflix Opposing Statement

The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and our stockholders.

The Board does not believe that majority voting in the uncontested election of directors augments the role of stockholders in the election of directors. Netflix has had plurality voting in place since the Company’s initial public offering, and the Board believes that this practice has served the Company well in electing highly-qualified and independent directors. We expect our directors to support policies that are in the long-term best interests of Netflix and our stockholders, even if such choices could lead to “withhold” vote campaigns against qualified directors. This is particularly important for our stockholders as Netflix operates in a highly competitive and extremely dynamic marketplace. As a Board, we strongly believe that a majority voting policy, and the potential distraction that ensues therefrom, does not enhance the ability of our directors to act in the long-term best interests of Netflix and our stockholders.

Plurality voting is the default standard under Delaware law for the election of directors and, accordingly, the rules governing plurality voting are well-established over many decades of experience and precedent. Deviating from the Delaware standard is unnecessary given that under the plurality voting standard, stockholders have the ability to express disapproval of corporate policies, strategy or director candidates through the use of withhold votes. Institutional and retail investors successfully utilize withhold vote campaigns to influence corporate policies and director elections. The use of withhold votes provides the Board with flexibility in appropriately responding to stockholder dissatisfaction, while continuing to empower the Board to fulfill its fiduciary duty to act in the best interests of all stockholders. In addition, stockholders who are truly dissatisfied with director candidates have the ability to nominate alternative candidates and also may make recommendations for nominations directly to the Company’s Nominating and Governance committee.

For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Nine.

Required Vote

This binding proposal would amend Sections 2.8 and 3.3 of the Company’s bylaws. As such, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting as a single class, is required to approve the stockholder proposal.

Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL TO AMEND SECTIONS 2.8 AND 3.3 OF THE BYLAWS TO MAJORITY VOTE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of our common stock as of April 9, 2018 by (i) each stockholder that the Company knows is the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the “Summary Executive Compensation” table, which we refer to as the Named Executive Officers, and (iv) all executive officers and directors as a group. The Company has relied upon information provided to the Company by its directors and Named Executive Officers and copies of documents sent to the Company that have been filed with the SEC by others for purposes of determining the number of shares each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of the Company’s common stock beneficially owned by them. Shares of the Company’s common stock subject to options that are currently exercisable or exercisable within 60 days of April 9, 2018 are also deemed outstanding for purposes of calculating the percentage ownership of that person, and if applicable, the percentage ownership of the executive officers and directors as a group, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise indicated, the address for each stockholder listed in the table below is c/o Netflix, Inc., 100 Winchester Circle, Los Gatos, CA 95032.

Name and Address	Number of Shares Beneficially Owned	Percent of Class
Capital Research Global Investors (1) 333 South Hope Street Los Angeles, CA 90071	44,954,952	10.34%
The Vanguard Group, Inc. (2) 100 Vanguard Blvd Malvern, PA 19355	28,913,685	6.65%
BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10055	25,799,694	5.94%
FMR LLC (4) 245 Summer Street Boston, MA 02210	24,810,211	5.71%
The Growth Fund of America (5) 6455 Irvine Center Drive Irvine, CA 92618	22,546,471	5.19%
Reed Hastings (6)	10,759,989	2.48%
Jay C. Hoag (7) 528 Ramona Street Palo Alto, CA 94301	4,987,752	1.15%
Neil Hunt (8)	1,245,937	*
Ted Sarandos (9)	497,699	*
David Hyman (10)	211,911	*

Name and Address	Number of Shares Beneficially Owned	Percent of Class
David Wells (11)	210,815	*
Greg Peters (12)	207,928	*
A. George (Skip) Battle (13)	158,276	*
Richard N. Barton (14)	87,909	*
Timothy M. Haley (15) c/o Redpoint Ventures 3000 Sand Hill Road Building 2, Suite 290 Menlo Park, CA 94025	65,687	*
Leslie Kilgore (16)	51,589	*
Ann Mather (17)	36,735	*
Bradford L. Smith (18)	17,867	*
Anne M. Sweeney (19)	17,867	*
Rodolphe Belmer (20)	673	*
Susan E. Rice (21)	222	*
All directors and executive officers as a group (19 persons) (22)	18,632,785	4.29%

*	Less than 1% of the Company’s outstanding shares of common stock.

(1)	As of December 29, 2017, based on information provided by Capital Research Global Investors in the Schedule 13G filed February 14, 2018. Of the shares beneficially owned, Capital Research Global Investors reported that it has sole dispositive power and sole voting power with respect to all of the shares.
(2)	As of December 31, 2017, based on information provided by The Vanguard Group, Inc. in the Schedule 13G filed February 9, 2018. Of the shares beneficially owned, The Vanguard Group, Inc. reported that it has sole dispositive power with respect to 28,222,829 shares, shared dispositive power with respect to 690,856 shares, sole voting power with respect to 614,092 shares and shared voting power with respect to 92,889 shares.
(3)	As of December 31, 2017, based on information provided by BlackRock, Inc. in the Schedule 13G filed February 8, 2018. Of the shares beneficially owned, BlackRock, Inc. reported that it has sole dispositive power with respect to all of the shares and sole voting power with respect to 22,290,287 shares.
(4)	As of December 31, 2017, based on information provided by FMR LLC in the Schedule 13G filed on February 13, 2018. Of the shares beneficially owned, FMR LLC reported that it has sole voting power with respect to 3,389,323 and sole dispositive power with respect to all of the shares.
(5)	As of December 29, 2017, based on information provided by The Growth Fund of America in the Schedule 13G filed February 14, 2018. According to information in that filing, these shares may also be reflected in the filing made by Capital Research Global Investors. The Growth Fund of America has no sole or shared dispositive or voting power with respect to the shares beneficially owned.
(6)	Includes options to purchase 5,201,042 shares. Mr. Hastings is a trustee of the Hastings-Quillin Family Trust, which is the holder of 5,558,947 of the Company’s shares.
(7)

Includes (i) 2,313,810 common shares that are directly held by TCV VII, L.P. (“TCV VII”), (ii) 1,201,602 common shares that are directly held by TCV VII (A), L.P. (“TCV VII (A)”), (iii) 20,008 common shares that are directly held by TCV Member Fund, L.P. (“Member Fund”), (iv) 640,434 common shares that are directly held by Orange Investor, L.P. (“Orange Investor”), (v) 172,704 common shares that are directly held by Orange Investor (A), L.P. (“Orange Investor (A)”), (vi) 39,777 common shares that are directly held by Orange Investor (B), L.P. (“Orange Investor (B)”), (vii) 47,085 common shares that are directly held by Orange (MF) Investor, L.P. (“Orange Investor (MF)”), (viii) options to purchase 49,741 common shares held by Jay C. Hoag, (ix) 421,836 common shares held by the Hoag Family Trust U/A Dtd 8/2/94 (the “Hoag Family Trust”), and (x) 80,755 common shares held by Hamilton Investments Limited Partnership (“Hamilton Investments”).

Jay C. Hoag and eight other individuals (the “Class A Directors”) are Class A Directors of Technology Crossover Management VII, Ltd. (“Management VII”) and limited partners of Technology Crossover Management VII, L.P. (“TCM VII”) and Member Fund. Management VII is the general partner of TCM VII, which is the general partner of TCV VII and TCV VII (A). Management VII is also a general partner of Member Fund. The Class A Directors of Management VII and TCM VII may be deemed to beneficially own the securities held by TCV VII, TCV VII (A) and Member Fund, but each of the Class A Directors, Management VII and TCM VII disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.

Mr. Hoag and seven other individuals are Class A Directors of Technology Crossover Management VIII, Ltd. (“Management VIII”) and a limited partners of Technology Crossover Management VIII, L.P. (“TCM VIII”). Management VIII is the sole general partner of TCM VIII, which in turn is the sole general partner of TCV VIII, L.P., which in turn is the sole member of Orange Investor GP, LLC (“Orange GP”), which in turn is the sole general partner of Orange Investor, Orange (A) Investor, Orange (B) Investor, and Orange (MF) Investor. The Class A Directors of Management VIII and TCM VIII may be deemed to beneficially own the shares held by Orange Investor, Orange (A) Investor, Orange (B) Investor, and Orange (MF) Investor but disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The shares held by Orange Investor, Orange (A) Investor, Orange (B) Investor, and Orange (MF) Investor are also pledged as collateral for a third party debt facility.

Mr. Hoag has the sole power to dispose and direct the disposition of the options and any shares issuable upon exercise of the options, and the sole power to direct the vote of the shares of common stock to be received upon exercise of the options. However, with respect to the options, Mr. Hoag has transferred to TCV VII Management, L.L.C. (“TCV VII Management”) and TCV VIII Management, L.L.C. (“TCV VIII Management”) 100% of the pecuniary interest in such options and any shares to be issued upon exercise of such options. Mr. Hoag is a member of TCV VII Management and TCV VIII Management but disclaims beneficial ownership of such options and any shares to be received upon exercise of such options except to the extent of his pecuniary interest therein.

Mr. Hoag is a trustee of the Hoag Family Trust and may be deemed to have the sole power to dispose or direct the disposition of the shares held by the Hoag Family Trust. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

Mr. Hoag is the sole general partner and a limited partner of Hamilton Investments and may be deemed to have the sole power to dispose or direct the disposition of the shares held by Hamilton Investments. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

8.	Includes options to purchase 844,641 shares.
9.	Includes options to purchase 497,699 shares.
10.	Includes options to purchase 180,301 shares.
11.	Includes options to purchase 210,815 shares.
12.	Includes options to purchase 194,838 shares.
13.	Includes options to purchase 102,276 shares. Mr. Battle is a trustee of the A. George Battle 2012 Separate Property Trust, which is the holder of 56,000 of the Company’s shares.
14.	Includes options to purchase 60,866 shares. Mr. Barton is a trustee of the Barton Family Foundation, which is the holder of 20,000 of the Company’s shares.
15.	Includes options to purchase 65,687 shares.
16.	Includes options to purchase 16,393 shares.
17.	Includes options to purchase 36,735 shares.
18.	Includes options to purchase 17,867 shares.
19.	Includes options to purchase 17,867 shares.
20.	Includes options to purchase 673 shares.
21.	Includes options to purchase 222 shares.
22.	Includes, without duplication, the shares and options listed in footnotes (6) through (21) above.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy

The Company’s compensation philosophy is premised on the Company’s desire to attract and retain outstanding performers. As such, the Company aims to provide highly competitive compensation packages for all its key positions, including its Named Executive Officers. The Company’s compensation practices are guided by market rates and tailored to account for the specific needs and responsibilities of the particular position as well as the performance and unique qualifications of the individual employee, rather than by seniority or overall Company performance. Individual compensation is nonetheless linked to Company performance by virtue of the stock options granted by the Company.

Determining Executive Compensation

This Compensation Discussion and Analysis describes the compensation programs for the Company’s Named Executive Officers. During 2017, these individuals were:

Reed Hastings, Chief Executive Officer

David Wells, Chief Financial Officer

Greg Peters, Chief Product Officer

Ted Sarandos, Chief Content Officer

David Hyman, General Counsel and Secretary

Neil Hunt, former Chief Product Officer

Mr. Hunt’s employment with the Company terminated on June 23, 2017, but based on the compensation paid to him in 2017 by the Company, he is included as a Named Executive Officer. Mr. Peters was promoted to Chief Product Officer from International Development Officer effective July 2017, following Mr. Hunt’s departure.

In 2017, the Company’s compensation program for Named Executive Officers centered around three components: salary, stock options and performance-based bonuses. The compensation associated with each of these components was expressed in a dollar-denominated amount and was allocated among these components, as described below. For 2018, the Company will not offer performance-based bonuses and all cash compensation will be paid as salary

In determining the compensation for its Named Executive Officers, the Compensation Committee (A) reviews and considers the performance of each Named Executive Officer and (B) considers, for each Named Executive Officer, the estimated amount of compensation:

(i)	the Company would be willing pay to retain that person;

(ii)	the Company would have to pay to replace the person; and

(iii)	the individual could otherwise command in the employment marketplace.

The Chief Executive Officer, in consultation with the Chief Talent Officer, reviews comparative data derived from market research and publicly available information for each of the Named Executive Officers1. The Chief Executive Officer then makes recommendations to the Compensation Committee regarding compensation for each Named Executive Officer. The Compensation Committee reviews and discusses the information and then determines a dollar-denominated amount available for allocation to the compensation components described above (“allocatable compensation”) for each Named Executive Officer, as it deems appropriate.

The Chief Executive Officer’s compensation is determined by the Compensation Committee outside the presence of the Chief Executive Officer. The Committee’s decision regarding compensation for the Chief Executive Officer is based on the philosophy outlined above and includes a review of comparative data and consideration of the accomplishments of the Chief Executive Officer in developing the business strategy for the Company, the performance of the Company relative to this strategy and his ability to attract and retain senior management. In establishing the Chief Executive Officer’s compensation, the Compensation Committee is also mindful of the results of the stockholder’s Advisory Vote on Executive Compensation for the prior year.

In determining compensation for 2017, the Compensation Committee retained Compensia, a management consulting firm providing executive compensation advisory services, to help the Committee assess the competitiveness of the Chief Executive Officer’s compensation, obtain a general understanding of chief executive compensation practices in the marketplace and as a resource for its deliberations concerning the Chief Executive Officer’s specific compensation. The Compensation Committee did not use the information from Compensia, however, with the goal of setting a specific target compensation level based upon percentiles derived from such other companies. In 2017, the Compensation Committee worked with Compensia in determining an appropriate peer group of companies. The peer group reflected the Company’s continued orientation toward media companies and consumer-facing technology companies. The peer group for 2017 was comprised of the following companies: Activision Blizzard, Adobe Systems, AMC Networks, CBS, Discovery Communications, Dolby Laboratories, eBay, Electronic Arts, Lions Gate Entertainment, PayPal Holdings, salesforce.com, Scripps Networks Interactive, Sirius XM Holdings, The Priceline Group, Time Warner, Twenty-first Century Fox, Twitter, Viacom, Walt Disney and Workday. For 2018, the Compensation Committee again worked with Compensia to determine the appropriate peer group of companies for the Company. The peer group for 2018 is comprised of the following companies: Activision Blizzard, Adobe Systems, AMC Networks, CBS, Discovery Communications, DISH Network, eBay, Electronic Arts, Lions Gate Entertainment, PayPal Holdings, salesforce.com, Scripps Networks Interactive, Sirius XM Holdings, The Priceline Group, Time Warner, Twenty-first Century Fox, Twitter, Viacom, Walt Disney and Workday. Total fees paid to Compensia were less than $120,000 in each year.

With respect to each of the Named Executive Officers, in determining compensation, the Compensation Committee considered the Company’s compensation philosophy as outlined above, comparative market data and specific factors relative to each Named Executive Officer’s responsibilities and performance. The Company does not specifically benchmark compensation for its Named Executive Officers in terms of picking a particular percentile relative to other people with similar titles at peer group companies. The Company believes that many subjective factors unique to each Named Executive Officer’s responsibilities and performance are not adequately reflected or otherwise accounted for in a percentile-based compensation determination.

[1]	In 2017, the Chief Talent Officer position was vacant at the time Named Executive Officer compensation was determined.

In determining Mr. Hunt’s 2017 compensation, the Committee considered his responsibility for the development and deployment of the Company’s increasing engineering systems and product offerings across the globe and in multiple languages, as well as the continued market demand for engineering talent. In determining Mr. Sarandos’s 2017 compensation, the Committee considered his role in obtaining globally relevant content for the Company’s international expansion, his significant contributions to the Company’s original content strategy and buildout of the infrastructure to support that strategy, and the market demand for high-level content programming talent. In determining Mr. Wells’s 2017 compensation, the Committee considered his performance in managing the finance organization as the Company’s business continues to evolve and grow internationally. In determining Mr. Peters’s 2017 compensation, the Committee considered his performance in maintaining and expanding our business operations across the globe, in particular Japan and markets in the Asia-Pacific region and his responsibilities in assisting the Company with its consumer electronic and network operator relationships. When Mr. Peters became Chief Product Officer in July 2017, the Committee also considered his responsibility for the development and deployment of the Company’s increasing engineering systems and product offerings across the globe and in multiple languages, as well as the continued market demand for engineering talent, and increased his compensation accordingly. In determining Mr. Hyman’s 2017 total compensation, the Committee considered his performance in managing and developing a global legal and public policy function.

The Company’s compensation practices are evaluated on an ongoing basis to determine whether they are appropriate to attract, retain and reward outstanding performers. Such evaluations may result in refinements to the compensation program, including changes in how compensation is determined and awarded. Individual employee performance, including that of our Named Executive Officers, is also evaluated on an ongoing basis. To the extent such performance exceeds or falls short of the Company’s performance values, the Company may take action that includes, in the case of star performers, promotions or increases in compensation or, in the case of under performers, demotion, a reduction in compensation or termination.

Elements of Executive Compensation

In 2017, after determining the allocatable compensation for each Named Executive Officer by the method described above, such amount for each individual was divided into the three key components of salary, stock options and performance-based target bonuses. This allocation was made pursuant to the compensation preferences of each Named Executive Officer, who allocated compensation between cash and stock options; provided however, that the salary component for each Named Executive Officer could not exceed $1 million, except for Mr. Wells who was excluded from the applicable IRS regulations such that the $1 million ceiling on salary did not apply to him. Any amount in cash above $1 million that was not otherwise allocated by a Named Executive Officer to stock options was allocated to a target performance bonus pursuant to the performance-based bonus program (discussed below). The amount allocated to salary was considered cash compensation and paid through payroll during 2017 on a bi-weekly basis. The performance-based bonus program was discontinued for 2018.

The amount allocated to stock options is referred to as the stock option allocation. Starting in 2015, the Company also provides a minimum annual stock option allowance (equal to 5% of the Named Executive Officer’s allocatable compensation) which is added to the amount allocated to stock options by the Named Executive Officer in the manner described above. While the stock option allocation is expressed in a dollar denomination, the stock option allocation is used by the Company only to calculate the number of stock options to be granted in the manner described below. The stock option allocation is not available to the employees as cash compensation, except where an employee who has allocated a portion of their compensation towards stock options receives severance payments and as otherwise set forth in the Executive Severance and Retention Incentive Plan described below.

After the stock option allocation is established, the Named Executive Officers receive monthly option grants pursuant to the Company’s monthly option grant program. Under this program, the Named Executive Officers receive, on the first trading day of the month, fully vested options granted at fair market value as reflected by the closing price on the date of the option grant. The number of stock options to be granted monthly will fluctuate based on the fair market value on the date of the option grant. The actual number of options granted to the Named Executive Officers was determined by the following formula: the monthly dollar amount of the stock option allocation / ([fair market value on the date of option grant] * 0.40). For stock option accounting purposes, the dollar value of stock options granted by the Company, as reflected in the Summary Executive Compensation table, below, are appreciably higher than the dollar value of the stock option allocation (please compare “Summary Executive Compensation” table provided in this Proxy Statement with the table below). Furthermore, because the stock options are granted at fair market value on the date of the option grant and are not generally transferable, they are only of value to the recipient through an increase in the market value of the Company’s common stock, thereby linking that element of compensation to Company performance.

As shown in the table below, the Company’s Named Executive Officers elected to receive a significant portion of their compensation in the form of stock options. The Company believes that equity ownership, including stock and stock options, helps align the interest of the Named Executive Officers with those of the Company’s stockholders and is a good mechanism to link executive compensation to long-term company performance.

In 2016 and 2017, the compensation components for the Named Executive Officers were allocated as follows (please see the “Summary Executive Compensation” table provided in this Proxy Statement for a complete description of the compensation of the Named Executive Officers in 2016 and 2017):

Name and Position	2016 Annual Salary	2016 Annual Stock Option Allocation	2016 Monthly Stock Option Allocation	2016 Estimated Target Bonus
Reed Hastings
Chief Executive Officer and Chairman of the Board	$900,000	$19,050,000	$1,587,500	$—
Greg Peters
Chief Product Officer	1,000,000	3,275,000	272,917	1,500,000
Ted Sarandos
Chief Content Officer	1,000,000	11,800,000	983,333	4,000,000
David Wells
Chief Financial Officer	2,400,000	1,800,000	150,000	—
Neil Hunt
former Chief Product Officer	1,000,000	2,150,000	179,167	5,250,000

Name and Position	2017 Annual Salary	2017 Annual Stock Option Allocation	2017 Monthly Stock Option Allocation	2017 Estimated Target Bonus
Reed Hastings
Chief Executive Officer and Chairman of the Board	$850,000	$21,200,000	$1,766,667	$—
David Hyman
General Counsel (allocation effective Jan 1, 2017, annualized)	3,300,000	1,215,000	101,250	—
David Hyman
(modified allocation effective July 1, 2017, annualized)	100,000	1,215,000	101,250	3,200,000
Greg Peters
Chief Product Officer (allocation effective Jan 1, 2017, annualized)	1,000,000	3,275,000	272,917	1,500,000
Greg Peters
(modified allocation effective July 1, 2017, annualized)	1,000,000	3,400,000	283,333	4,000,000
Ted Sarandos
Chief Content Officer	1,000,000	11,000,000	916,667	9,000,000
David Wells
Chief Financial Officer	2,500,000	1,910,000	159,167	—
Neil Hunt
former Chief Product Officer	1,000,000	2,410,000	200,833	5,200,000

As reflected in the above table, Mr. Peters received an increase in compensation upon becoming Chief Product Officer. Further, in connection with his departure from Netflix, Mr. Hunt entered into Netflix’s standard form of release agreement with Netflix which included customary confidentiality and release provisions and received a lump sum cash payment equal to $6,457,500.

As described above, the Committee determined that the maximum annual salary payable to any Named Executive Officer (excluding Mr. Wells) for 2017 would be $1 million, with the exception of Mr. Hyman who had received over $1 million in salary at the time he was first included in the performance-bonus program in July 2017. Any portion of a Named Executive Officer’s compensation over $1 million that was not allocated to stock options was allocated to a target bonus to the Named Executive Officer pursuant to our Performance Bonus Plan (the “Plan”), which was approved by stockholders at our 2014 Annual Meeting. The Plan is intended to permit the Company to seek a full federal tax deduction for compensation paid under the Plan, compensation that otherwise might not have been fully tax deductible to the Company if paid as salary. However the portion of salary received by Mr. Hyman above $1 million was not deductible pursuant to IRS regulations. At the time of Mr. Hunt’s departure, it was determined that Mr. Hyman would likely be a Named Executive Officer for 2017 and was added to the performance bonus-program, and the majority of the Mr. Hyman’s remaining 2017 cash compensation was thereafter allocated to the target performance bonus component.

Under the Plan, bonuses were paid only if the performance goals set by the Committee at the beginning of the applicable performance period were achieved. The actual awards (if any) payable for any performance period varied depending on the extent to which actual performance met, exceeded or fell short of the goals approved by the Committee. The Compensation Committee has the discretion to determine whether a bonus will be paid in the event an executive terminates employment before the bonus is scheduled to be paid. In addition, the Compensation Committee has discretion to decrease (but not increase) the bonuses that otherwise would be paid under the Bonus Plan based on actual performance versus the specified goals. In 2017, the Committee approved Mr. Hunt’s receipt of Q2 2017 bonus under the Performance Bonus Plan although he left the Company on June 23, 2017.

For 2017, the Compensation Committee approved four performance periods under the Plan. Each performance period was comprised of one of our fiscal quarters so that, in effect, one performance period always was in effect during 2017. For each performance period, the Committee chose a target bonus for each participant and a goal for the Company’s global streaming revenue for that quarter, as calculated under generally accepted accounting principles and reflected in our publicly-available financial statements. The Committee chose this goal because global streaming revenue is an important metric demonstrating growth of the Company. Under the bonus formula approved by the Committee, the actual bonus earned (if any) would correspond to the percentage of the goal achieved, provided that no bonus would be payable for less than 80% achievement of the goal and the maximum bonus payable would be 120% of the target bonus, even if performance was greater than 120% of the goal. The below table shows the performance goals, the level of achievement of the goals, and the percentage of target bonuses earned for each of the four quarterly performance periods.

Performance Goals by Quarter	Q1	Q2	Q3	Q4
Goal for Global Streaming Revenue (in thousands)	$2,516,000	$2,640,000	$2,859,000	$3,169,000
Actual Global Streaming Revenue (in thousands)	2,516,000	2,671,000	2,875,000	3,181,000

% of Goal Achieved	100%	101%	101%	100%

% of Target Bonus Earned	100%	101%	101%	100%

Based on the above, the following bonuses were paid in 2017:

Name	Q1	Q2	Q3	Q4	2017
David Hyman
Target Bonus	$—	$—	$800,000	$800,000	$1,600,000
Actual Bonus	—	—	808,000	800,000	1,608,000
Greg Peters
Target Bonus	375,000	375,000	1,000,000	1,000,000	2,750,000
Actual Bonus	375,000	378,750	1,010,000	1,000,000	2,763,750
Ted Sarandos
Target Bonus	2,250,000	2,250,000	2,250,000	2,250,000	9,000,000
Actual Bonus	2,250,000	2,272,500	2,272,500	2,250,000	9,045,000
Neil Hunt
Target Bonus	1,300,000	1,300,000			2,600,000
Actual Bonus	1,300,000	1,313,000			2,613,000

In 2018, the Company will not offer performance-based bonuses and all cash compensation will be paid as salary. The compensation components for the persons expected to be Named Executive Officers for the fiscal year ending December 31, 2018 are being allocated as follows, based on the allocation method described above:

Name and Position	2018 Annual Salary	2018 Annual Stock Option Allocation	2018 Monthly Stock Option Allocation
Reed Hastings Chief Executive Officer and Chairman of the Board	$700,000	$28,700,000	$2,391,667
David Hyman General Counsel	2,500,000	3,275,000	272,917
Greg Peters Chief Product Officer	6,000,000	6,600,000	550,000
Ted Sarandos Chief Content Officer	12,000,000	14,250,000	1,187,500
David Wells Chief Financial Officer	2,800,000	2,450,000	204,167

Vested stock options granted on or after January 1, 2007 can be exercised up to ten (10) years following grant regardless of employment status. The Company believes that this increase in the life of the options enhances the value of such options for each employee and thereby encourages equity ownership in the Company, which is helpful in aligning the interests of employees with that of the Company. The Company does not believe that staggered vesting of stock options or early expiration of options following termination has a material impact on retention. The Company believes that creating a high-performance culture and providing highly competitive compensation packages are the critical components for retaining employees, including its Named Executive Officers.

Across the broader employee base, the Company utilizes salary and stock options as its key compensation components in order to be competitive within the marketplace. Similarly situated companies typically offer employees an equity component as part of their overall compensation and as such, the Company believes it is important to provide this opportunity to its employees, including the Named Executive Officers. By permitting employees to request a customized combination of salary and stock options, the Company believes it is better able to take into consideration personal compensation preferences and thereby offer a more compelling compensation package. In addition, offering grants monthly provides employees with a “dollar-cost averaging” approach to the price of their option grants. Option grants made on an infrequent basis are more susceptible to the whims of market timing and fluctuations. By granting options each month, the Company believes it alleviates to a great extent the arbitrariness of option timing and the potential negative employee issues associated with “underwater” options.

Each Named Executive Officer, like all of the Company’s employees, is eligible to receive an additional $15,000 in annual compensation not reflected above that may be used to defray the cost of health care benefits previously paid by the Company. Any portion of this allowance not utilized toward the cost of health care benefits will be paid as salary, up to a maximum of $5,000.

In addition to salary and stock options, all exempt employees, including Named Executive Officers, also have the opportunity to participate in the Company’s 401(k) matching program which enables them to receive a dollar-for-dollar Company match of up to 3% of his or her compensation to the 401(k)

fund. Mr. Hunt, Mr. Hyman, Mr. Sarandos and Mr. Wells all participated in this program in 2017 and therefore the Company matched the 401(k) contributions as shown in the tables of this Proxy Statement.

The Company also maintains a group term life insurance policy for all full-time employees.

Termination-Based Compensation and Change in Control Retention Incentives

The Named Executive Officers are beneficiaries of the Company’s Amended and Restated Executive Severance and Retention Incentive Plan (“Severance Plan”). Under this Severance Plan, each employee of the Company at the level of Vice President or higher (“Covered Executive”) is entitled to a severance benefit upon termination of employment (other than for cause, death or permanent disability) so long as he or she signs a waiver and release of claims and an agreement not to disparage the Company, its directors or its officers in a form reasonably satisfactory to the Company. The severance benefit consists of a lump sum cash payment equal to nine (9) months of allocatable compensation, or, for newly hired Covered Executives only, a cash payment equal to 24 months of allocatable compensation, which is reduced by an amount equal to one (1) month of allocatable compensation for each month of tenure at the Company for the first 15 months of continuous employment following hire by the Company, such that the minimum benefit for such newly hired Covered Executives is the cash equivalent of nine (9) months of allocatable compensation. The right to receive a severance benefit terminates upon a change in control transaction, so that the Covered Executives under the Severance Plan are not entitled to both a change in control benefit as well as a severance benefit.

In lieu of the severance benefit described above, the Severance Plan provides that employees covered by the Severance Plan who are employed by the Company on the date of a change in control transaction are entitled to receive a lump sum cash payment equal to twelve (12) months of allocatable compensation regardless of whether their employment terminates.

The Company also maintains a plan for its director level employees (the “Director Plan”) that provides those employees who are employed by the Company on the date of a change in control transaction with a lump sum cash payment equal to six (6) months of allocatable compensation, regardless of whether their employment terminates. While director level employees are not guaranteed any severance upon termination of employment, to the extent any severance is provided to a director level employee, payment associated with the change in control will be in lieu of or otherwise offset against any such severance payment.

The Company believes that it is appropriate to make such payment upon the single-trigger event of a change in control in order to reduce distractions associated with the uncertainty surrounding change in control transactions and to reduce potential conflicts that might otherwise arise when a Company executive must rely on the decisions of the acquiring company for either continued employment or severance.

The benefits owing under the Severance Plan or Director Plan are to be paid to an individual covered under the applicable plan by the Company as soon as administratively practicable following the completion of all conditions to the payment, but in no event more than two and one half months following the date of the triggering event. The Company believes that benefits under the Company’s Amended and Restated Executive Severance and Retention Incentive Plan are consistent with similar benefits offered to executive officers of similarly situated companies and moreover, the Plan is an important element in advancing the Company’s overall compensation philosophy of attracting and retaining outstanding performers. Each of the terms “allocatable compensation,” “cause” and “change in control” are defined in the plan, a copy of which is attached as Exhibit 10.14 to the Company’s Form 10-Q filed on July 19, 2017.

Tax Considerations

Section 162(m) of the Internal Revenue Code was among the provisions that were amended pursuant to tax reform legislation that was signed into law in December 2017. The prior version of section 162(m) generally disallowed a tax deduction for compensation that we paid to our Chief Executive Officer or any of the next three most highly compensated executive officers (excluding the Chief Financial Officer) to the extent that the compensation for any such individual exceeded $1 million in any taxable year. However, this deduction limitation did not apply to compensation that was “performance-based” under Section 162(m). The Company’s stock options grants were intended to qualify as performance-based under Section 162(m). Similarly, bonuses earned and paid under the Performance Bonus Plan were intended to qualify as performance-based. Amounts paid as salary did not qualify as performance-based. In establishing compensation for 2017, the Compensation Committee considered the potential impact of the prior version of Section 162(m) on executive officer compensation. For this reason, the Committee chose to cap each Named Executive Officer’s salary (other than the Chief Financial Officer) at $1 million for 2017, with the exception of Mr. Hyman who had received over $1 million in salary at the time he first became included in the performance-bonus program. The Tax Cuts and Jobs Act (the “Tax Act”), which became law on December 22, 2017, amended Section 162(m) to eliminate the deductibility of performance-based compensation over $1 million, but included a transition rule with respect to compensation that is provided pursuant to a written binding contract in effect on November 2, 2017 and not materially modified after that date. In addition, the 2017 amendments also made the Chief Financial Officer subject to section 162(m). The Company will continue to grant stock options in 2018, although such grants will not be deductible to the extent the total compensation for each officer subject to the rules of Section 162(m) exceeds $1 million in the year in which the stock options are exercised. Pursuant to the transition rule, stock option grants that were granted prior to 2018 will generally still be eligible for the prior rules under Section 162(m) and will be deductible as performance-based compensation. The Committee considers the tax impact of the Company’s compensation programs, and will generally seek to preserve the deductibility of any performance-based compensation that is subject to the transition rule of the Tax Act, to the extent practicable and in the best interests of the Company and its stockholders.

The Committee’s Consideration of the 2017 Nonbinding Advisory Vote to Approve the Compensation of our Named Executive Officers

In 2017, 95.5% of the shares voted approved the compensation of our Named Executive Officers. At the time of the 2017 vote, the Committee had already approved the design and goals of our executive compensation program for 2017. The Committee reviewed these voting results, which affirmed support of the Company’s approach to executive compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Compensation Committee of the Board of Directors

Timothy M. Haley

Jay C. Hoag

A. George (Skip) Battle

Anne Sweeney

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTERS

Summary Executive Compensation

The following summary executive compensation table sets forth information concerning the compensation paid by the Company to: (i) the Chief Executive Officer (the Company’s principal executive officer), (ii) the Chief Financial Officer (the Company’s principal financial officer), and (iii) the Company’s other named executive officers listed below. A description of the method for determining the amount of salary in proportion to total compensation is set forth above in “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)	Total ($)
Reed Hastings	2017	$850,000	$23,527,499	$—	$—	$24,377,499
Chief Executive Officer, President, Chairman of the Board	2016	900,000	22,277,733	—	—	23,177,733
	2015	1,115,385	15,496,797	—	—	16,612,182

Neil Hunt	2017	576,923	1,315,595	2,613,000	6,465,600 (3)	10,971,118
former Chief Product Officer	2016	1,000,000	2,549,204	5,250,000	7,950 (4)	8,807,154
	2015	1,067,308	2,368,693	4,987,500	7,950 (5)	8,431,451
David Hyman (6)	2017	1,761,538	1,435,074	1,608,000	309,027 (7)	5,113,639
General Counsel
Greg Peters	2017	1,000,000	3,725,022	2,763,750	1,748,718 (8)	9,237,490
Chief Product Officer	2016	1,000,000	3,869,152	1,500,000	1,660,135 (9)	8,029,287
	2015	1,038,462	3,156,900	997,500	414,087 (10)	5,606,949
Ted Sarandos	2017	1,000,000	12,389,532	9,045,000	8,100 (11)	22,442,632
Chief Content Officer	2016	1,000,000	13,917,568	4,000,000	5,538 (12)	18,923,106
	2015	1,107,692	10,877,040	1,995,000	6,038 (13)	13,985,770
David Wells	2017	2,500,000	2,127,673	—	553,641 (14)	5,181,314
Chief Financial Officer	2016	2,400,000	2,145,314	—	1,549,136 (15)	6,094,450
	2015	2,036,539	1,928,575	—	198,300 (16)	4,163,414

(1)	Dollar amounts in the Option Awards column reflect the grant date fair value with respect to stock options during the respective fiscal year. The dollar amounts set forth in the Option Awards column are different than the stock option allocation amounts described in the section above entitled “Compensation Discussion and Analysis” because the stock option allocation amounts are reflective of the total compensation amount attributable to stock option grants, not the accounting valuation. For a discussion of the assumptions made in the valuation reflected in the Option Awards column, refer to Note 7 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2017 and the discussion under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation” in the Company’s Form 10-K filed with the SEC on February 5, 2018.
(2)	In accordance with the Company’s Performance Bonus Plan as approved by the Compensation Committee, the dollar amounts represent the amount earned in 2017 for the achievement of the established performance goals.

(3)	Includes $8,100 representing our matching contribution made under our 401(k) plan and $6,457,500 in connection with his departure from Netflix.
(4)	Includes $7,950 representing our matching contribution made under our 401(k) plan.
(5)	Includes $7,950 representing our matching contribution made under our 401(k) plan.
(6)	Mr. Hyman was not a Named Executive Officer for 2016 and 2017.
(7)	Includes $8,100 representing our matching contribution made under our 401(k) plan and payment of $300,155 for living allowances, taxes paid by the Company to tax equalize the employee for an expatriate assignment and $772 of commuting expenses.
(8)	Includes $1,746,105 for living allowances and taxes paid by the Company to tax equalize the employee for an expatriate assignment and $2,613 of commuting expenses.
(9)	Includes $1,660,135 for living allowances and taxes paid by the Company to tax equalize the employee for an expatriate assignment.
(10)	Includes $414,087 for living allowances and taxes paid by the Company to tax equalize the employee for an expatriate assignment.
(11)	Includes $8,100 representing our matching contribution made under our 401(k) plan.
(12)	Includes $5,538 representing our matching contribution made under our 401(k) plan.
(13)	Includes $5,538 representing our matching contribution made under our 401(k) plan and a $500 auto allowance.
(14)	Includes $8,100 representing our matching contribution made under our 401(k) plan and payment of $545,541 for living allowances and taxes paid by the Company to tax equalize the employee for an expatriate assignment.
(15)	Includes $7,950 representing our matching contribution made under our 401(k) plan and payment of $1,541,186 for living allowances and taxes paid by the Company to tax equalize the employee for an expatriate assignment.
(16)	Includes $7,950 representing our matching contribution made under our 401(k) plan and payment of $190,350 for living allowances and taxes paid by the Company to tax equalize the employee for an expatriate assignment.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of awards made to the Named Executive Officers during 2017. As described above in “Compensation Discussion and Analysis,” the Company grants employees, including the Named Executive Officers, fully vested stock options on a monthly basis. These are the only equity awards made to the Named Executive Officers. Also as described above in “Compensation Discussion and Analysis,” in 2017, the Company granted performance-based cash compensation to each of the Named Executive Officers who allocated more than $1 million of their allocatable compensation to cash. These cash performance-based awards were granted on a quarterly basis under the Company’s Performance Bonus Plan. The material terms of these cash incentive and stock option grants, including the formula for determining the number of stock options to be granted, are set forth above in “Compensation Discussion and Analysis.”

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	(#)	($/Sh)	($)
Reed Hastings	1/3/2017				31,130	$127.4900	1,808,784
Reed Hastings	2/1/2017				31,373	$140.7800	2,012,929
Reed Hastings	3/1/2017				30,961	$142.6500	2,012,883
Reed Hastings	4/3/2017				30,062	$146.9200	1,917,165
Reed Hastings	5/1/2017				28,431	$155.3500	1,917,185
Reed Hastings	6/1/2017				27,097	$162.9900	1,917,091
Reed Hastings	7/3/2017				30,216	$146.1700	1,939,384
Reed Hastings	8/1/2017				24,264	$182.0300	1,939,429
Reed Hastings	9/1/2017				25,275	$174.7400	1,939,331
Reed Hastings	10/2/2017				24,952	$177.0100	2,041,153
Reed Hastings	11/1/2017				22,306	$198.0000	2,041,077
Reed Hastings	12/1/2017				23,641	$186.8200	2,041,088
Neil Hunt	1/3/2017				3,513	$127.4900	204,120
Neil Hunt	1/22/2017	1,040,000	1,300,000	1,560,000
Neil Hunt	2/1/2017				3,567	$140.7800	228,863
Neil Hunt	3/1/2017				3,519	$142.6500	228,783
Neil Hunt	4/3/2017				3,418	$146.9200	217,979
Neil Hunt	4/22/2017	1,040,000	1,300,000	1,560,000
Neil Hunt	5/1/2017				3,232	$155.3500	217,943
Neil Hunt	6/1/2017				3,080	$162.9900	217,907
David Hyman	1/3/2017				3,276	$127.4900	190,349
David Hyman	2/1/2017				1,798	$140.7800	115,362
David Hyman	3/1/2017				1,775	$142.6500	115,399
David Hyman	4/3/2017				1,722	$146.9200	109,818
David Hyman	5/1/2017				1,630	$155.3500	109,916
David Hyman	6/1/2017				1,553	$162.9900	109,874
David Hyman	7/3/2017				1,732	$146.1700	111,167

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	(#)	($/Sh)	($)
David Hyman	7/23/2017	640,000	800,000	960,000
David Hyman	8/1/2017				1,390	$182.0300	111,103
David Hyman	9/1/2017				1,449	$174.7400	111,181
David Hyman	10/2/2017				1,430	$177.0100	116,978
David Hyman	10/23/2017	640,000	800,000	960,000
David Hyman	11/1/2017				1,278	$198.0000	116,941
David Hyman	12/1/2017				1,355	$186.8200	116,986
Greg Peters	1/3/2017				5,352	$127.4900	310,974
Greg Peters	1/22/2017	300,000	375,000	450,000
Greg Peters	2/1/2017				4,846	$140.7800	310,925
Greg Peters	3/1/2017				4,783	$142.6500	310,960
Greg Peters	4/3/2017				4,644	$146.9200	296,165
Greg Peters	4/22/2017	300,000	375,000	450,000
Greg Peters	5/1/2017				4,392	$155.3500	296,165
Greg Peters	6/1/2017				4,186	$162.9900	296,156
Greg Peters	7/3/2017				4,668	$146.1700	299,611
Greg Peters	7/23/2017	800,000	1,000,000	1,200,000
Greg Peters	8/1/2017				3,891	$182.0300	311,009
Greg Peters	9/1/2017				4,054	$174.7400	311,060
Greg Peters	10/2/2017				4,001	$177.0100	327,295
Greg Peters	10/23/2017	800,000	1,000,000	1,200,000
Greg Peters	11/1/2017				3,578	$198.0000	327,400
Greg Peters	12/1/2017				3,791	$186.8200	327,303
Ted Sarandos	1/3/2017				19,282	$127.4900	1,120,365
Ted Sarandos	1/22/2017	1,800,000	2,250,000	2,700,000
Ted Sarandos	2/1/2017				16,279	$140.7800	1,044,480
Ted Sarandos	3/1/2017				16,065	$142.6500	1,044,442
Ted Sarandos	4/3/2017				15,598	$146.9200	994,742
Ted Sarandos	4/22/2017	1,800,000	2,250,000	2,700,000
Ted Sarandos	5/1/2017				14,751	$155.3500	994,703
Ted Sarandos	6/1/2017				14,060	$162.9900	994,734
Ted Sarandos	7/3/2017				15,679	$146.1700	1,006,341
Ted Sarandos	7/23/2017	1,800,000	2,250,000	2,700,000
Ted Sarandos	8/1/2017				12,589	$182.0300	1,006,242
Ted Sarandos	9/1/2017				13,115	$174.7400	1,006,303
Ted Sarandos	10/2/2017				12,946	$177.0100	1,059,024
Ted Sarandos	10/23/2017	1,800,000	2,250,000	2,700,000
Ted Sarandos	11/1/2017				11,574	$198.0000	1,059,062
Ted Sarandos	12/1/2017				12,267	$186.8200	1,059,094
David Wells	1/3/2017				2,942	$127.4900	170,943

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	(#)	($/Sh)	($)
David Wells	2/1/2017				2,826	$140.7800	181,320
David Wells	3/1/2017				2,790	$142.6500	181,388
David Wells	4/3/2017				2,708	$146.9200	172,699
David Wells	5/1/2017				2,562	$155.3500	172,763
David Wells	6/1/2017				2,441	$162.9900	172,699
David Wells	7/3/2017				2,722	$146.1700	174,709
David Wells	8/1/2017				2,186	$182.0300	174,728
David Wells	9/1/2017				2,277	$174.7400	174,712
David Wells	10/2/2017				2,248	$177.0100	183,893
David Wells	11/1/2017				2,010	$198.0000	183,922
David Wells	12/1/2017				2,130	$186.8200	183,897

(1)	Amounts in this column reflect performance-based cash compensation approved pursuant to the Performance Bonus Plan. Amounts in the “Threshold” column reflect 80% achievement of the applicable performance goal, below which no amount is payable. Amounts in the “Target” and “Maximum” columns reflect 100% and 120% achievement of the performance goal, respectively.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of December 31, 2017. All options are fully vested.

	Option Awards

Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Reed Hastings	75,369	$4.4200	3/3/2018
Reed Hastings	63,889	$5.2157	4/1/2018
Reed Hastings	75,271	$4.4286	5/1/2018
Reed Hastings	75,558	$4.4129	6/2/2018
Reed Hastings	86,037	$3.8714	7/1/2018
Reed Hastings	79,800	$4.1743	8/1/2018
Reed Hastings	75,656	$4.4057	9/2/2018
Reed Hastings	77,672	$4.2914	10/1/2018
Reed Hastings	99,883	$3.3371	11/3/2018
Reed Hastings	105,868	$3.1486	12/1/2018
Reed Hastings	78,092	$4.2671	1/2/2019
Reed Hastings	63,147	$5.2786	2/2/2019
Reed Hastings	67,907	$4.9071	3/2/2019
Reed Hastings	54,418	$6.1243	4/1/2019
Reed Hastings	52,458	$6.3543	5/1/2019
Reed Hastings	56,966	$5.8486	6/1/2019
Reed Hastings	57,414	$5.8029	7/1/2019
Reed Hastings	51,898	$6.4243	8/3/2019
Reed Hastings	55,342	$6.0214	9/1/2019
Reed Hastings	52,269	$6.3743	10/1/2019
Reed Hastings	43,372	$7.6857	11/2/2019
Reed Hastings	40,061	$8.3186	12/1/2019
Reed Hastings	54,516	$7.6400	1/4/2020
Reed Hastings	95,578	$8.7186	2/1/2020
Reed Hastings	83,692	$9.9571	3/1/2020
Reed Hastings	77,777	$10.7143	4/1/2020
Reed Hastings	57,197	$14.5700	5/3/2020
Reed Hastings	54,369	$15.3271	6/1/2020
Reed Hastings	53,193	$15.6657	7/1/2020
Reed Hastings	57,260	$14.5543	8/2/2020
Reed Hastings	43,239	$19.2729	9/1/2020
Reed Hastings	37,716	$22.0943	10/1/2020
Reed Hastings	34,853	$23.9100	11/1/2020
Reed Hastings	29,148	$28.5914	12/1/2020

	Option Awards

Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Reed Hastings	32,697	$25.4871	1/3/2021
Reed Hastings	41,097	$30.4143	2/1/2021
Reed Hastings	42,763	$29.2329	3/1/2021
Reed Hastings	36,141	$34.5843	4/1/2021
Reed Hastings	36,890	$33.8843	5/2/2021
Reed Hastings	32,739	$38.1800	6/1/2021
Reed Hastings	32,648	$38.2843	7/1/2021
Reed Hastings	33,222	$37.6257	8/1/2021
Reed Hastings	37,513	$33.3243	9/1/2021
Reed Hastings	77,266	$16.1786	10/3/2021
Reed Hastings	109,249	$11.4414	11/1/2021
Reed Hastings	130,263	$9.5957	12/1/2021
Reed Hastings	121,121	$10.3200	1/3/2022
Reed Hastings	35,581	$17.5671	2/1/2022
Reed Hastings	38,801	$16.1071	3/1/2022
Reed Hastings	38,388	$16.2814	4/2/2022
Reed Hastings	53,774	$11.6229	5/1/2022
Reed Hastings	69,503	$8.9929	6/1/2022
Reed Hastings	64,477	$9.6929	7/2/2022
Reed Hastings	80,276	$7.7857	8/1/2022
Reed Hastings	78,225	$7.9900	9/4/2022
Reed Hastings	78,057	$8.0071	10/1/2022
Reed Hastings	56,315	$11.0986	11/1/2022
Reed Hastings	57,561	$10.8586	12/3/2022
Reed Hastings	47,551	$13.1443	1/2/2023
Reed Hastings	35,399	$23.5429	2/1/2023
Reed Hastings	30,807	$27.0529	3/1/2023
Reed Hastings	31,976	$26.0614	4/1/2023
Reed Hastings	27,398	$30.4157	5/1/2023
Reed Hastings	26,278	$31.7100	6/3/2023
Reed Hastings	26,012	$32.0400	7/1/2023
Reed Hastings	23,415	$35.5886	8/1/2023
Reed Hastings	20,188	$41.2857	9/3/2023
Reed Hastings	17,969	$46.3743	10/1/2023
Reed Hastings	17,717	$47.0386	11/1/2023
Reed Hastings	16,030	$51.9886	12/2/2023
Reed Hastings	16,079	$51.8314	1/2/2024
Reed Hastings	21,637	$57.7686	2/3/2024
Reed Hastings	19,635	$63.6557	3/3/2024

	Option Awards

Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Reed Hastings	23,996	$52.0986	4/1/2024
Reed Hastings	25,998	$48.0743	5/1/2024
Reed Hastings	20,734	$60.2943	6/2/2024
Reed Hastings	18,494	$67.5857	7/1/2024
Reed Hastings	20,566	$60.7714	8/1/2024
Reed Hastings	18,361	$68.0857	9/2/2024
Reed Hastings	19,943	$62.6857	10/1/2024
Reed Hastings	22,526	$55.4871	11/3/2024
Reed Hastings	25,599	$48.8300	12/1/2024
Reed Hastings	25,074	$49.8486	1/2/2025
Reed Hastings	45,290	$63.0100	2/2/2025
Reed Hastings	41,601	$68.6071	3/2/2025
Reed Hastings	48,363	$59.0171	4/1/2025
Reed Hastings	35,868	$79.5757	5/1/2025
Reed Hastings	32,067	$89.0029	6/1/2025
Reed Hastings	30,485	$93.6357	7/1/2025
Reed Hastings	25,360	$112.5600	8/3/2025
Reed Hastings	26,977	$105.7900	9/1/2025
Reed Hastings	26,933	$105.9800	10/1/2025
Reed Hastings	26,513	$107.6400	11/2/2025
Reed Hastings	22,765	$125.3700	12/1/2025
Reed Hastings	25,959	$109.9600	1/4/2026
Reed Hastings	42,176	$94.0900	2/1/2026
Reed Hastings	40,374	$98.3000	3/1/2026
Reed Hastings	37,547	$105.7000	4/1/2026
Reed Hastings	42,629	$93.1100	5/2/2026
Reed Hastings	39,097	$101.5100	6/1/2026
Reed Hastings	41,055	$96.6700	7/1/2026
Reed Hastings	42,055	$94.3700	8/1/2026
Reed Hastings	40,755	$97.3800	9/1/2026
Reed Hastings	38,670	$102.6300	10/3/2026
Reed Hastings	32,188	$123.3000	11/1/2026
Reed Hastings	33,857	$117.2200	12/1/2026
Reed Hastings	31,130	$127.4900	1/3/2027
Reed Hastings	31,373	$140.7800	2/1/2027
Reed Hastings	30,961	$142.6500	3/1/2027
Reed Hastings	30,062	$146.9200	4/3/2027
Reed Hastings	28,431	$155.3500	5/1/2027
Reed Hastings	27,097	$162.9900	6/1/2027

	Option Awards

Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Reed Hastings	30,216	$146.1700	7/3/2027
Reed Hastings	24,264	$182.0300	8/1/2027
Reed Hastings	25,275	$174.7400	9/1/2027
Reed Hastings	24,952	$177.0100	10/2/2027
Reed Hastings	22,306	$198.0000	11/1/2027
Reed Hastings	23,641	$186.8200	12/1/2027
Neil Hunt	3,806	$28.5914	12/1/2020
Neil Hunt	7,084	$25.4871	1/3/2021
Neil Hunt	12,327	$30.4143	2/1/2021
Neil Hunt	12,831	$29.2329	3/1/2021
Neil Hunt	10,843	$34.5843	4/1/2021
Neil Hunt	11,067	$33.8843	5/2/2021
Neil Hunt	9,821	$38.1800	6/1/2021
Neil Hunt	9,793	$38.2843	7/1/2021
Neil Hunt	9,968	$37.6257	8/1/2021
Neil Hunt	11,256	$33.3243	9/1/2021
Neil Hunt	23,177	$16.1786	10/3/2021
Neil Hunt	35,581	$17.5671	2/1/2022
Neil Hunt	38,801	$16.1071	3/1/2022
Neil Hunt	38,388	$16.2814	4/2/2022
Neil Hunt	3,931	$13.1443	1/2/2023
Neil Hunt	22,120	$23.5429	2/1/2023
Neil Hunt	19,250	$27.0529	3/1/2023
Neil Hunt	19,985	$26.0614	4/1/2023
Neil Hunt	17,122	$30.4157	5/1/2023
Neil Hunt	16,422	$31.7100	6/3/2023
Neil Hunt	16,254	$32.0400	7/1/2023
Neil Hunt	14,637	$35.5886	8/1/2023
Neil Hunt	12,614	$41.2857	9/3/2023
Neil Hunt	11,228	$46.3743	10/1/2023
Neil Hunt	11,074	$47.0386	11/1/2023
Neil Hunt	10,017	$51.9886	12/2/2023
Neil Hunt	10,052	$51.8314	1/2/2024
Neil Hunt	12,621	$57.7686	2/3/2024
Neil Hunt	11,452	$63.6557	3/3/2024
Neil Hunt	13,993	$52.0986	4/1/2024
Neil Hunt	15,169	$48.0743	5/1/2024
Neil Hunt	12,096	$60.2943	6/2/2024
Neil Hunt	10,787	$67.5857	7/1/2024

	Option Awards

Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Neil Hunt	11,998	$60.7714	8/1/2024
Neil Hunt	10,710	$68.0857	9/2/2024
Neil Hunt	11,634	$62.6857	10/1/2024
Neil Hunt	13,139	$55.4871	11/3/2024
Neil Hunt	14,931	$48.8300	12/1/2024
Neil Hunt	14,630	$49.8486	1/2/2025
Neil Hunt	6,195	$63.0100	2/2/2025
Neil Hunt	5,691	$68.6071	3/2/2025
Neil Hunt	6,622	$59.0171	4/1/2025
Neil Hunt	4,907	$79.5757	5/1/2025
Neil Hunt	4,389	$89.0029	6/1/2025
Neil Hunt	4,172	$93.6357	7/1/2025
Neil Hunt	3,476	$112.5600	8/3/2025
Neil Hunt	3,692	$105.7900	9/1/2025
Neil Hunt	3,686	$105.9800	10/1/2025
Neil Hunt	3,629	$107.6400	11/2/2025
Neil Hunt	3,115	$125.3700	12/1/2025
Neil Hunt	3,553	$109.9600	1/4/2026
Neil Hunt	4,760	$94.0900	2/1/2026
Neil Hunt	4,557	$98.3000	3/1/2026
Neil Hunt	4,237	$105.7000	4/1/2026
Neil Hunt	4,812	$93.1100	5/2/2026
Neil Hunt	4,412	$101.5100	6/1/2026
Neil Hunt	4,634	$96.6700	7/1/2026
Neil Hunt	4,746	$94.3700	8/1/2026
Neil Hunt	4,600	$97.3800	9/1/2026
Neil Hunt	4,364	$102.6300	10/3/2026
Neil Hunt	3,633	$123.3000	11/1/2026
Neil Hunt	3,821	$117.2200	12/1/2026
Neil Hunt	3,513	$127.4900	1/3/2027
Neil Hunt	3,567	$140.7800	2/1/2027
Neil Hunt	3,519	$142.6500	3/1/2027
Neil Hunt	3,418	$146.9200	4/3/2027
Neil Hunt	3,232	$155.3500	5/1/2027
Neil Hunt	3,080	$162.9900	6/1/2027
David Hyman	4,669	$10.7143	4/1/2020
David Hyman	3,430	$14.5700	5/3/2020
David Hyman	3,262	$15.3271	6/1/2020
David Hyman	3,192	$15.6657	7/1/2020

	Option Awards

Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
David Hyman	3,437	$14.5543	8/2/2020
David Hyman	2,597	$19.2729	9/1/2020
David Hyman	2,261	$22.0943	10/1/2020
David Hyman	2,093	$23.9100	11/1/2020
David Hyman	1,750	$28.5914	12/1/2020
David Hyman	12,285	$16.2814	4/2/2022
David Hyman	5,145	$60.7714	8/1/2024
David Hyman	4,592	$68.0857	9/2/2024
David Hyman	4,984	$62.6857	10/1/2024
David Hyman	5,635	$55.4871	11/3/2024
David Hyman	6,398	$48.8300	12/1/2024
David Hyman	6,272	$49.8486	1/2/2025
David Hyman	3,962	$63.0100	2/2/2025
David Hyman	3,647	$68.6071	3/2/2025
David Hyman	4,235	$59.0171	4/1/2025
David Hyman	3,143	$79.5757	5/1/2025
David Hyman	2,807	$89.0029	6/1/2025
David Hyman	2,667	$93.6357	7/1/2025
David Hyman	2,221	$112.5600	8/3/2025
David Hyman	2,363	$105.7900	9/1/2025
David Hyman	2,359	$105.9800	10/1/2025
David Hyman	2,322	$107.6400	11/2/2025
David Hyman	1,994	$125.3700	12/1/2025
David Hyman	2,274	$109.9600	1/4/2026
David Hyman	4,439	$94.0900	2/1/2026
David Hyman	4,249	$98.3000	3/1/2026
David Hyman	3,952	$105.7000	4/1/2026
David Hyman	4,487	$93.1100	5/2/2026
David Hyman	4,115	$101.5100	6/1/2026
David Hyman	4,321	$96.6700	7/1/2026
David Hyman	4,426	$94.3700	8/1/2026
David Hyman	4,290	$97.3800	9/1/2026
David Hyman	4,070	$102.6300	10/3/2026
David Hyman	3,387	$123.3000	11/1/2026
David Hyman	3,564	$117.2200	12/1/2026
David Hyman	3,276	$127.4900	1/3/2027
David Hyman	1,798	$140.7800	2/1/2027
David Hyman	1,775	$142.6500	3/1/2027
David Hyman	1,722	$146.9200	4/3/2027

	Option Awards

Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
David Hyman	1,630	$155.3500	5/1/2027
David Hyman	1,553	$162.9900	6/1/2027
David Hyman	1,732	$146.1700	7/3/2027
David Hyman	1,390	$182.0300	8/1/2027
David Hyman	1,449	$174.7400	9/1/2027
David Hyman	1,430	$177.0100	10/2/2027
David Hyman	1,278	$198.0000	11/1/2027
David Hyman	1,355	$186.8200	12/1/2027
Greg Peters	8,533	$48.8300	12/1/2024
Greg Peters	8,358	$49.8486	1/2/2025
Greg Peters	9,009	$63.0100	2/2/2025
Greg Peters	8,274	$68.6071	3/2/2025
Greg Peters	9,618	$59.0171	4/1/2025
Greg Peters	7,133	$79.5757	5/1/2025
Greg Peters	6,377	$89.0029	6/1/2025
Greg Peters	6,062	$93.6357	7/1/2025
Greg Peters	5,047	$112.5600	8/3/2025
Greg Peters	5,366	$105.7900	9/1/2025
Greg Peters	5,357	$105.9800	10/1/2025
Greg Peters	5,274	$107.6400	11/2/2025
Greg Peters	4,528	$125.3700	12/1/2025
Greg Peters	5,163	$109.9600	1/4/2026
Greg Peters	7,251	$94.0900	2/1/2026
Greg Peters	6,941	$98.3000	3/1/2026
Greg Peters	6,455	$105.7000	4/1/2026
Greg Peters	7,329	$93.1100	5/2/2026
Greg Peters	6,721	$101.5100	6/1/2026
Greg Peters	7,058	$96.6700	7/1/2026
Greg Peters	7,230	$94.3700	8/1/2026
Greg Peters	7,007	$97.3800	9/1/2026
Greg Peters	6,648	$102.6300	10/3/2026
Greg Peters	5,533	$123.3000	11/1/2026
Greg Peters	5,821	$117.2200	12/1/2026
Greg Peters	5,352	$127.4900	1/3/2027
Greg Peters	4,846	$140.7800	2/1/2027
Greg Peters	4,783	$142.6500	3/1/2027
Greg Peters	4,644	$146.9200	4/3/2027
Greg Peters	4,392	$155.3500	5/1/2027
Greg Peters	4,186	$162.9900	6/1/2027

	Option Awards

Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Greg Peters	4,668	$146.1700	7/3/2027
Greg Peters	3,891	$182.0300	8/1/2027
Greg Peters	4,054	$174.7400	9/1/2027
Greg Peters	4,001	$177.0100	10/2/2027
Greg Peters	3,578	$198.0000	11/1/2027
Greg Peters	3,791	$186.8200	12/1/2027
Theodore Sarandos	25,130	$79.5757	5/1/2025
Theodore Sarandos	22,470	$89.0029	6/1/2025
Theodore Sarandos	21,357	$93.6357	7/1/2025
Theodore Sarandos	17,773	$112.5600	8/3/2025
Theodore Sarandos	18,904	$105.7900	9/1/2025
Theodore Sarandos	18,872	$105.9800	10/1/2025
Theodore Sarandos	18,579	$107.6400	11/2/2025
Theodore Sarandos	15,952	$125.3700	12/1/2025
Theodore Sarandos	18,190	$109.9600	1/4/2026
Theodore Sarandos	26,125	$94.0900	2/1/2026
Theodore Sarandos	25,008	$98.3000	3/1/2026
Theodore Sarandos	23,258	$105.7000	4/1/2026
Theodore Sarandos	26,405	$93.1100	5/2/2026
Theodore Sarandos	24,218	$101.5100	6/1/2026
Theodore Sarandos	25,430	$96.6700	7/1/2026
Theodore Sarandos	26,050	$94.3700	8/1/2026
Theodore Sarandos	25,245	$97.3800	9/1/2026
Theodore Sarandos	23,953	$102.6300	10/3/2026
Theodore Sarandos	19,938	$123.3000	11/1/2026
Theodore Sarandos	20,972	$117.2200	12/1/2026
Theodore Sarandos	19,282	$127.4900	1/3/2027
Theodore Sarandos	16,279	$140.7800	2/1/2027
Theodore Sarandos	16,065	$142.6500	3/1/2027
Theodore Sarandos	15,598	$146.9200	4/3/2027
Theodore Sarandos	14,751	$155.3500	5/1/2027
Theodore Sarandos	14,060	$162.9900	6/1/2027
Theodore Sarandos	15,679	$146.1700	7/3/2027
Theodore Sarandos	12,589	$182.0300	8/1/2027
Theodore Sarandos	13,115	$174.7400	9/1/2027
Theodore Sarandos	12,946	$177.0100	10/2/2027
Theodore Sarandos	11,574	$198.0000	11/1/2027
Theodore Sarandos	12,267	$186.8200	12/1/2027
David Wells	420	$27.0529	3/1/2023

	Option Awards

Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
David Wells	5,278	$26.0614	4/1/2023
David Wells	4,522	$30.4157	5/1/2023
David Wells	4,333	$31.7100	6/3/2023
David Wells	4,291	$32.0400	7/1/2023
David Wells	3,864	$35.5886	8/1/2023
David Wells	3,332	$41.2857	9/3/2023
David Wells	2,968	$46.3743	10/1/2023
David Wells	2,926	$47.0386	11/1/2023
David Wells	2,646	$51.9886	12/2/2023
David Wells	2,653	$51.8314	1/2/2024
David Wells	3,969	$57.7686	2/3/2024
David Wells	3,598	$63.6557	3/3/2024
David Wells	4,396	$52.0986	4/1/2024
David Wells	4,767	$48.0743	5/1/2024
David Wells	3,801	$60.2943	6/2/2024
David Wells	3,388	$67.5857	7/1/2024
David Wells	3,773	$60.7714	8/1/2024
David Wells	3,367	$68.0857	9/2/2024
David Wells	3,654	$62.6857	10/1/2024
David Wells	4,130	$55.4871	11/3/2024
David Wells	4,690	$48.8300	12/1/2024
David Wells	4,599	$49.8486	1/2/2025
David Wells	5,537	$63.0100	2/2/2025
David Wells	5,082	$68.6071	3/2/2025
David Wells	5,915	$59.0171	4/1/2025
David Wells	4,382	$79.5757	5/1/2025
David Wells	3,920	$89.0029	6/1/2025
David Wells	3,731	$93.6357	7/1/2025
David Wells	3,101	$112.5600	8/3/2025
David Wells	3,298	$105.7900	9/1/2025
David Wells	3,293	$105.9800	10/1/2025
David Wells	3,241	$107.6400	11/2/2025
David Wells	2,784	$125.3700	12/1/2025
David Wells	3,173	$109.9600	1/4/2026
David Wells	3,986	$94.0900	2/1/2026
David Wells	3,814	$98.3000	3/1/2026
David Wells	3,548	$105.7000	4/1/2026
David Wells	4,028	$93.1100	5/2/2026
David Wells	3,694	$101.5100	6/1/2026

	Option Awards

Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
David Wells	3,880	$96.6700	7/1/2026
David Wells	3,973	$94.3700	8/1/2026
David Wells	3,851	$97.3800	9/1/2026
David Wells	3,654	$102.6300	10/3/2026
David Wells	3,041	$123.3000	11/1/2026
David Wells	3,199	$117.2200	12/1/2026
David Wells	2,942	$127.4900	1/3/2027
David Wells	2,826	$140.7800	2/1/2027
David Wells	2,790	$142.6500	3/1/2027
David Wells	2,708	$146.9200	4/3/2027
David Wells	2,562	$155.3500	5/1/2027
David Wells	2,441	$162.9900	6/1/2027
David Wells	2,722	$146.1700	7/3/2027
David Wells	2,186	$182.0300	8/1/2027
David Wells	2,277	$174.7400	9/1/2027
David Wells	2,248	$177.0100	10/2/2027
David Wells	2,010	$198.0000	11/1/2027
David Wells	2,130	$186.8200	12/1/2027

Options Exercises

The following table sets forth information concerning each exercise of stock options during 2017 for each of the Named Executive Officers on an aggregated basis.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (1)
Reed Hastings	1,098,692	$177,973,897
Neil Hunt	240,000	37,461,936
David Hyman	82,404	12,012,545
Greg Peters	56,875	5,832,084
Ted Sarandos	168,035	20,503,173
David Wells	8,000	1,329,553
(1)	Dollar value realized on exercise equals the difference between the closing price on the date of exercise less the exercise price of the option and does not necessarily reflect the sales price of the shares or if a sale was made.

Potential Payments upon Termination or Change-in-

Control

The Named Executive Officers are beneficiaries of the Company’s Amended and Restated Executive Severance and Retention Incentive Plan, as described in more detail above in “Compensation Discussion and Analysis.” The information below reflects the estimated value of the compensation to be paid by the Company to each of the Named Executive Officers in the event of termination or a change in control under the terms of the Amended and Restated Executive Severance and Retention Incentive Plan. The amounts shown below assume that termination or change in control was effective as of December 31, 2017 and is based on 2018 compensation amounts, which went into effect prior to the end of our fiscal year. The actual amounts that would be paid can only be determined at the time of the actual triggering event. The right to receive a severance benefit terminates upon a change in control transaction, so that the beneficiaries of the plan are not entitled to both a change in control benefit and a severance benefit. Further, in connection with his departure from Netflix, Mr. Hunt entered into Netflix’s standard form of release agreement with Netflix which included customary confidentiality and release provisions and received a lump sum cash payment equal to $6,457,500.

Name	Severance Benefit	Change in Control Benefit
Reed Hastings	$21,000,000	$28,000,000
David Hyman	4,125,000	$5,500,000
Greg Peters	9,000,000	$12,000,000
Ted Sarandos	18,750,000	$25,000,000
David Wells	3,750,000	$5,000,000

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K the Company is providing the following information about the relationship of the annual total compensation of the Company’s employees and the annual total compensation of Mr. Hastings, the CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

As disclosed in the Summary Compensation Table, the 2017 annual total compensation as determined under Item 402 of Regulation S-K for the CEO was $24,377,499. The 2017 annual total compensation as determined under Item 402 of Regulation S-K for the median employee was $183,304. Based on the foregoing, the Company’s estimate of the ratio of the CEO’s annual total compensation to the median employee’s annual total compensation for fiscal year 2017 is 133 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.

To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that were used were as follows:

The Company determined that, as of December 31, 2017, the global employee population consisted of 4,855 employees. The Company annualized the compensation of all full-time and part-time employees who were not employed for all of 2017.

The Company selected December 31, 2017, which is within the last three months of 2017, as the date upon which the Company would identify the “median employee”.

Consistent with the summary executive compensation table, the Company examined total annual compensation for all employees, which included: base salary, incentive compensation plan payments, option awards consisting of stock options, and other compensation such as 401(k) matching contributions.

For employees outside the United States, the Company converted their compensation to U.S. dollars using the applicable average exchange rate for 2017.

Compensation of Directors

Since 2015, none of the Company’s directors receive cash for services they provide as directors or members of Board committees but may be reimbursed for their reasonable expenses for attending Board and Board committee meetings. Each non-employee director receives stock options pursuant to the Director Equity Compensation Plan. The Director Equity Compensation Plan provides for a monthly grant of stock options to each non-employee director of the Company in consideration for services provided to the Company and subject to the terms and conditions of the Company’s 2011 Stock Plan.

The actual number of options granted each month to each of the Company’s directors is determined by the following formula: $25,000 / ([fair market value on the date of grant] x 0.40). Each monthly grant is made on the first trading day of the month, is fully vested upon grant and is exercisable at a strike price equal to the fair market value on the date of grant. The following table sets forth information concerning the compensation of the Company’s non-employee directors during 2017.

Names	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Richard N. Barton	—	$335,791 (1)	335,791 (2)
A. George (Skip) Battle	—	335,791 (1)	335,791 (3)
Timothy M. Haley	—	335,791 (1)	335,791 (4)
Jay C. Hoag	—	335,791 (1)	335,791 (5)
Leslie Kilgore	—	335,791 (1)	335,791 (6)
Ann Mather	—	335,791 (1)	335,791 (7)
Bradford L. Smith	—	335,791 (1)	335,791 (8)
Anne M. Sweeney	—	335,791 (1)	335,791 (9)

Grant Date	Fair Value
1/3/2017	$28,471
2/1/2017	28,488
3/1/2017	28,476
4/3/2017	27,168
5/1/2017	27,108
6/1/2017	27,097
7/3/2017	27,471
8/1/2017	27,416
9/1/2017	27,469
10/2/2017	28,876
11/1/2017	28,915
12/1/2017	28,836

(1)	Option awards reflect the monthly grant of stock options to each non-employee director on the dates and at the aggregate grant date fair values, as shown below.
(2)	Aggregate number of option awards outstanding held by Mr. Barton at December 31, 2017 was 64,781.
(3)	Aggregate number of option awards outstanding held by Mr. Battle at December 31, 2017 was 112,007.

(4)	Aggregate number of option awards outstanding held by Mr. Haley at December 31, 2017 was 64,702.
(5)	Aggregate number of option awards outstanding held by Mr. Hoag at December 31, 2017 was 57,863.
(6)	Aggregate number of option awards outstanding held by Ms. Kilgore at December 31, 2017 was 23,115.
(7)	Aggregate number of option awards outstanding held by Ms. Mather at December 31, 2017 was 35,750.
(8)	Aggregate number of option awards outstanding held by Mr. Smith at December 31, 2017 was 16,882.
(9)	Aggregate number of option awards outstanding held by Ms. Sweeney at December 31, 2017 was 16,882.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plans as of December 31, 2017. There were no equity compensation plans or arrangements not approved by security holders.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans or arrangements approved by security holders	21,647,350 (1)	$61.13	30,239,962 (2)
(1)	Weighted average life is 5.97 years.
(2)	Includes (i) 19,500,047 shares of the Company’s common stock reserved under its 2002 Employee Stock Purchase Plan (“ESPP”), as amended, for future issuance, and (ii) 10,739,915 shares of the Company’s common stock reserved under its 2011 Stock Plan. In 2010, the Company suspended payroll contributions to the ESPP and ended purchases of shares by employees. The Company currently does not expect to resume ESPP contributions or purchases for the foreseeable future.

Compensation Risk

The Company’s compensation policies for non-executive salaried employees are the same as those outlined for its Named Executive Officers, except that only the Named Executive Officers are eligible to participate in the Performance Bonus Plan. Given the design of our compensation structure, as detailed in the foregoing Compensation Discussion and Analysis, we do not believe that our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Code of Ethics

The Company has adopted a Code of Ethics for its directors, officers and other employees. A copy of the Code of Ethics is available on the Company’s Investor Relations website at http://ir.netflix.com/governance.cfm. Any waivers of the Code of Ethics will be posted at that website.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by the SEC rules to furnish the Company with copies of all Forms 3, 4 and 5 they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal year 2017 all of the Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than 10% stockholders were followed in a timely manner.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee engages and supervises the Company’s independent registered public accounting firm and oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation of financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2017 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments made by management and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality of the Company’s accounting principles and the other matters required to be discussed with the Audit Committee under the auditing standards generally accepted in the United States of America, including the matters required by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has discussed with EY its independence from management and the Company, including the written disclosures and the letter regarding its independence as required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence.

The Audit Committee also reviewed the fees paid to EY during the year ended December 31, 2017 for audit and non-audit services, which fees are described under the heading “Principal Accountant Fees and Services.” The Audit Committee has determined that the rendering of all non-audit services by EY were compatible with maintaining its independence.

The Audit Committee discussed with EY the overall scope and plans for its audit. The Audit Committee met with EY, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

Richard N. Barton

Leslie Kilgore

Ann Mather

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Directors and Executive Officers

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

Procedures for Approval of Related Party Transactions

The Company has a written policy concerning the review and approval of related party transactions. Potential related party transactions are identified through an internal review process that includes a review of payments made in connection with transactions in which related persons may have had a direct or indirect material interest. Those transactions that are determined to be related party transactions under Item 404 of Regulation S-K issued by the SEC are submitted for review by the Audit Committee for approval and to conduct a conflicts-of-interest analysis. The individual identified as the “related party” may not participate in any review or analysis of the related party transaction.

Mr. Hastings beneficially owns two aircraft which are leased to Netflix by him under time-sharing agreements for Netflix business related travel by Mr. Hastings and other Netflix employees. Under the terms of the time-sharing agreements, Netflix provides payment to Mr. Hastings for such travel based on the aggregate incremental cost of each specific flight pursuant to applicable FAA regulations. In 2017, Netflix reimbursed Mr. Hastings $759,164 under these time-sharing agreements.

STOCKHOLDERS SHARING AN ADDRESS

Stockholders sharing an address with another stockholder may receive only one Notice of Internet Availability of Proxy Materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate Notice of Internet Availability of Proxy Materials now or in the future may write or call Broadridge to request a separate copy from:

Householding Department

Broadridge

51 Mercedes Way, Edgewood, NY 11717

(800) 542-1061

Broadridge will promptly, upon written or oral request, deliver a Notice of Internet Availability of Proxy Materials, or if requested, a separate copy of its annual report or this Proxy Statement to any stockholder at a shared address to which only a single copy was delivered.

Similarly, stockholders sharing an address with another stockholder who have received multiple copies of the Company’s Notice of Internet Availability of Proxy Materials may write or call the above address and phone number to request delivery of a single copy in the future.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

By order of the Board of Directors

David Hyman

General Counsel and Secretary

April 23, 2018

Los Gatos, California

NETFLIX, INC. 100 WINCHESTER CIRCLE LOS GATOS, CA 95032

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 p.m. Pacific Time on June 5, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to nflx.onlineshareholdermeeting.com

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 8:59 p.m. Pacific Time on June 5, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E46841-P06577 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NETFLIX, INC.

	The Board of Directors recommends you vote FOR the following proposals:
	1. To elect four Class I directors to hold office until the 2021 Annual Meeting of Stockholders.
Nominees:	For		Withhold

1a. Richard N. Barton	☐		☐	The Board of Directors recommends you vote AGAINST the following proposals:		For	Against	Abstain

1b. Rodolphe Belmer	☐		☐	4.	Stockholder proposal to allow holders of an aggregate of 15% of outstanding common stock to call special shareholder meeting, if properly presented at the meeting.	☐	☐	☐
1c. Bradford L. Smith	☐		☐	5.	Stockholder proposal regarding proxy access bylaw for director nominees by stockholders, if properly presented at the meeting.	☐	☐	☐
1d. Anne M. Sweeney	☐		☐	6.	Stockholder proposal regarding clawback policy, if properly presented at the meeting.	☐	☐	☐
	For	Against	Abstain	7.	Stockholder proposal regarding shareholder right to act by written consent, if properly presented at the meeting.	☐	☐	☐
2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐	8.	Stockholder proposal regarding simple majority vote, if properly presented at the meeting.	☐	☐	☐

3. Advisory approval of the Company’s executive officer compensation.	☐	☐	☐	9.	Stockholder proposal to amend Sections 2.8 and 3.3 of the bylaws to provide for the election of directors in uncontested elections by a majority vote of shares voted, if properly presented at the meeting.	☐	☐	☐
	Mark box at right if an address change or comment has been noted on this card.		☐

	This proxy should be marked, dated and signed by the stockholder or stockholders exactly as the stockholder’s or stockholders’ names appear hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary or representative capacity should so indicate. If shares are held by joint tenants, as community property or otherwise by more than one person, all should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E46842-P06577

FORM OF PROXY

NETFLIX, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 6, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Netflix, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 23, 2018, and hereby appoints Reed Hastings and David Wells, and each of them, with full power of substitution, as proxy or proxies to vote all shares of the Company’s common stock of the undersigned at the Annual Meeting of Stockholders of Netflix, Inc. to be held on June 6, 2018, and at any adjournments thereof, upon the proposals set forth in this and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments thereof.

If this proxy is properly executed and returned, this proxy will be voted for the specifications made on the reverse side or if no direction is made, this proxy will be voted FOR the nominees for Class I directors set forth on the reverse side (item 1), FOR items 2 and 3, and AGAINST items 4, 5, 6, 7, 8, and 9, and in the discretion of the proxies on all other matters as may be properly brought before the meeting or any adjournments thereof.

Either of such proxies or substitutes shall have and may exercise all of the powers of said proxies hereunder.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side